UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Chesapeake Utilities Corporation

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909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904
March 27, 2009
DEAR STOCKHOLDERS:
You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Chesapeake Utilities Corporation. The following information provides you with details relating to the meeting, including the matters to be considered and acted on by stockholders.

Time and Date	9:00 AM Eastern Daylight Time on Wednesday, May 6, 2009.

Location	The Board Room of PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware 19801.

Items of Business
1)   To elect a Class III Director to serve a two-year term ending in 2011, and until her successor is elected and qualified and to elect three Class I Directors to serve three-year terms ending in 2012, and until their successors are elected and qualified;

2) To consider and vote on the ratification of the Company’s independent registered public accounting firm; and

3) To transact such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR Items 1 and 2, and pursuant to the discretion of the appointed proxies for Item 3.

Record Date	If you are, or if a nominee through whom you hold shares is, a stockholder of record at the close of business on Friday, March 13, 2009, you will be entitled to vote at the meeting and at any adjourned meeting.
It is important that all of the Company’s shares of common stock that you own are represented at the meeting. If you are unable to personally attend the meeting, we encourage you to vote your shares using one of the three convenient voting methods available to our stockholders. You may complete, properly sign and date your proxy card (included with these materials) and return it in the enclosed envelope. Alternatively, you may vote by telephone or the internet by following the instructions that are printed on your proxy card. Submitting your proxy by returning the enclosed proxy card, by telephone or the internet, will not affect your right to attend the meeting and vote in person. You may revoke any vote that you have submitted at any time before voting is declared closed at the meeting by following the instructions in the accompanying Proxy Statement. If you own stock beneficially through a bank, broker or otherwise, that institution will provide you with voting instructions when sending our Proxy Statement to you.
Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Stockholders to be held on May 6, 2009. Pursuant to new rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet. This Notice and Proxy Statement, our Annual Report on Form 10-K, as well as directions to our meeting are available at www.chpk.com/proxymaterials.

By Order of the Board of Directors, /s/ Beth W. Cooper Beth W. Cooper Corporate Secretary

909 SILVER LAKE BOULEVARD
DOVER, DELAWARE 19904
PROXY STATEMENT

GENERAL MATTERS
The Board of Directors of Chesapeake Utilities Corporation (“we,” “us,” “our,” or the “Company”) is providing you with this Proxy Statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2009 Annual Meeting of Stockholders and at any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.
Meeting Time and Date. The 2009 Annual Meeting of Stockholders will be held at 9:00 a.m. Eastern Daylight Time on Wednesday, May 6, 2009, in the Board Room of PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware 19801.
Solicitation of Proxies. Our directors, officers and regular employees may also solicit proxies by personal interview, mail, telephone or e-mail. These individuals would not receive additional compensation for their services in connection with the solicitation. In addition, we may engage professional proxy solicitors or other consultants to solicit proxies. All costs of preparing, printing, assembling and mailing this Proxy Statement and any other material used in the solicitation, and all clerical and other expenses of solicitation will be borne by the Company. The Notice of Annual Meeting of Stockholders, this Proxy Statement, and the enclosed proxy card are being sent or given to stockholders on or about March 27, 2009.
Who May Vote. All stockholders of record at the close of business on Friday, March 13, 2009 will be entitled to vote. As of this date, 6,839,829 shares of our common stock, the only outstanding class of voting equity securities, were outstanding. Each share of common stock is entitled to one vote on each matter submitted to the stockholders for a vote. The executive officers and directors of the Company have the power to vote approximately 4.67% of these shares.
We have been advised by the executive officers and directors that they intend to vote their shares of common stock as follows:
•	Proposal 1: FOR the election of a Class III Director to serve a two-year term ending in 2011 and until her successor is elected and qualified and FOR the election of three Class I Directors to serve three-year terms ending in 2012 and until their successors are elected and qualified

•	Proposal 2: FOR the ratification of our independent registered public accounting firm

•	Pursuant to the discretion of the appointed Proxies for any other action properly brought before the meeting
How To Vote. You may attend the meeting and deliver the completed proxy card in person before voting is declared closed at the meeting. If you are unable to personally attend the meeting, we encourage you to vote your shares using one of the three convenient voting methods available to our stockholders. You may complete, properly sign and date your proxy card (included with these materials) and return it in the enclosed envelope. Alternatively, you may vote by telephone or the internet by following the instructions that are printed on your proxy card. Submitting your proxy by returning the enclosed proxy card, by telephone, or by the internet, will not affect your right to attend the meeting and vote in person.
Signature of Proxies. An authorized officer, partner or other agent voting shares on behalf of a corporation, limited liability company, partnership or other legal entity should sign the accompanying proxy card in the entity name and, immediately below this signature, indicate his or her name and title at the entity. An agent, attorney, guardian or trustee submitting a proxy card on behalf of a registered stockholder should also indicate his or her title following his or her respective signature. Stock may be registered in the name of two or more trustees or other persons. If you own stock with multiple parties, each party should sign the accompanying proxy card where appropriate. If stock is registered in the name of a decedent and you are an executor, or an administrator of the decedent’s estate, you should sign the accompanying proxy card where appropriate, indicate your title following your signature, and attach legal instruments showing your qualification and authority to act in this capacity.

Voting Instructions. If your proxy is timely received, properly signed and not subsequently revoked, it will be voted at the meeting according to your directions. If your proxy is incomplete or if you do not provide instructions with respect to any of the items, the proxy will be voted FOR proposals 1 and 2 and pursuant to the discretion of the appointed Proxies for any other action properly brought before the meeting. If you abstain or withhold your vote, your shares will be treated as not voted for purposes of determining the approval of any matter submitted to the stockholders.
Revocation of Proxies. You may revoke any vote that you have submitted at any time before voting is declared closed at the meeting. A proxy may be revoked by (i) attendance at the meeting and voting in person; (ii) delivery of a subsequent proxy executed by the same person that executed the prior proxy; (iii) submitting another timely and later dated proxy by telephone; (iv) submitting another timely and later dated proxy over the internet; or (v) delivery of a written statement to the Corporate Secretary of the Company stating that the proxy is revoked.
Beneficial Ownership. A beneficial owner holds shares of our common stock through a bank, broker, trustee, nominee, or other institution. If you are a beneficial owner and the institution held shares of our common stock, on your behalf, on the record date of March 13, 2009, you are entitled to vote on the matters described in this Proxy Statement. We will request that the institution provide you with our Proxy Statement and any other solicitation materials, as well as voting instructions. We will reimburse the institution for reasonable expenses incurred in connection with this solicitation. You will need to obtain a valid proxy from the institution if you intend to vote your shares by personally attending our meeting. Your broker may submit a proxy indicating that discretionary authority may not be used to vote on certain proposals in the absence of instructions from you. These submissions, also called broker non-votes, will have no effect on the results of the vote on any matter described in this Proxy Statement.
Quorum. In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock outstanding on our record date. Shares of common stock represented at the meeting in person or by proxy will be counted for the purpose of determining whether a quorum exists. If you abstain or withhold your vote, your shares will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Broker non-votes will be counted as present at the meeting for quorum purposes, but not voted. The Company’s Inspector of Elections will tabulate the votes and determine whether a quorum is present.
Annual Report.  The 2008 Summary Annual Report and Annual Report on Form 10-K covering our fiscal year ended December 31, 2008, are enclosed with this Proxy Statement.  These documents provide financial information to our stockholders.  They are not, and shall not be deemed to be, “soliciting material.”  The 2008 Summary Annual Report is not, and shall not be deemed to be, “filed” with the Securities and Exchange Commission (“SEC”) or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934.
PROPOSALS
ELECTION OF DIRECTORS (PROPOSAL 1)
At the conclusion of the meeting, the entire Board of Directors of the Company will consist of ten directors. The Board is divided into three classes, with the directors of each class elected to serve three-year terms.
In 2008, the size of our Board of Directors decreased to nine as a result of a director who did not seek re-election due to his reaching the age of retirement as set forth in the Company’s Bylaws. The Company increased the size of the Board to ten which created a vacancy. The Board of Directors, on September 11, 2008, appointed Dianna F. Morgan to fill the resulting vacancy, effective September 15, 2008. Consistent with the Corporate Governance Committee’s Charter, Mrs. Morgan was appointed to serve as a Class III director until this Annual Meeting of Stockholders. The Board of Directors has nominated Dianna F. Morgan as a candidate for election to serve as a director. If elected, she will serve until the 2011 Annual Meeting of Stockholders and until her successor is elected and qualified. Also at this meeting, three Class I directors will be elected to serve until the 2012 Annual Meeting of Stockholders and until their successors are elected and qualified. The Board of Directors has nominated the following candidates for election to serve as directors: Calvert A. Morgan, Jr., Eugene H. Bayard and Thomas P. Hill, Jr. Each director was elected, or in the case of Mr. Morgan, re-elected by the stockholders at the Company’s 2006 Annual Meeting to serve on the Board of Directors.

Directors are elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting. A stockholder that is entitled to vote for the election of directors may cast their vote in accordance with the instructions provided in this Proxy Statement. A stockholder may authorize a proxy to vote their shares on the election of directors. A proxy that withholds authority to vote for a particular nominee will not count either for or against the nominee.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.
Information Concerning Nominees and Continuing Directors. The following information sets forth the principal occupation and employment of each director and nominee, the name and principal business of the organization, certain other affiliations, and additional business experience attained by each director and nominee during the past five years. This information has been provided to us by each nominee for election as a director and for each director whose term will continue following the meeting.
Nominees for Election

Class III Director (Term Expires in 2011)

Dianna F. Morgan Director of the Company since 2008.	Mrs. Morgan, age 57, is the Chair of the Board of Trustees for the University of Florida. She was originally appointed to the University’s Board in 2001. In addition, Mrs. Morgan currently serves on the Board of Directors of CNL Bancshares, Inc. Prior to that, she served on the Board of Directors for CNL Hotels and Resorts, Inc. Mrs. Morgan is also a member of the Board of Directors of Orlando Health (formerly Orlando Regional Healthcare System) and serves as Vice-Chair of the national board for the Children’s Miracle Network. Previously, Mrs. Morgan served as Senior Vice President of Public Affairs and Senior Vice President of Human Resources for Walt Disney World Company. She oversaw the Disney Institute — a recognized leader in experiential training, leadership development, benchmarking and cultural change for business professionals around the world.

Class I Directors (Terms Expire in 2012)

Calvert A. Morgan, Jr. Director of the Company since 2000.	Mr. Morgan, age 61, was elected as Vice Chairman of the Board of Wilmington Savings Fund Society, a principal subsidiary of WSFS Financial Corporation, in July of 2006. He also serves as a director of and special advisor to WSFS Financial Corporation. Mr. Morgan is the retired Chairman of the Board, President and Chief Executive Officer of PNC Bank, Delaware in Wilmington, Delaware. He serves in numerous business and community capacities, including:
member of Delaware Business Roundtable; advisory director of the Wilmington Country Club; and trustee of Christiana Care Corporation. Mr. Morgan is a member of the Delaware Economic and Financial Advisory Council.

Eugene H. Bayard Director of the Company since 2006.	Mr. Bayard, age 62, is a partner with the law firm of Wilson, Halbrook & Bayard in Georgetown, Delaware. He has been a member of the firm since 1974. Mr. Bayard serves in numerous business and community board capacities including: Delaware Wild Lands, Inc., Delaware State Fair, Inc., Harrington Raceway, Inc., Delaware Volunteer Firemen’s Association, the Southern Delaware Advisory Board for the Delaware Community Foundation, O.A. Newton & Son Company and J.G. Townsend, Jr. & Company.

Thomas P. Hill, Jr. Director of the Company since 2006.	Mr. Hill, age 60, retired in 2002 from Exelon Corporation in Philadelphia, Pennsylvania, where he served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Exelon Corporation is an electric utility, providing energy generation, power marketing and energy delivery. Exelon’s electricity generation is predominant in the Midwest and Mid-Atlantic. Prior to the PECO Energy and Unicom Corporation merger, out of which Exelon Corporation evolved, Mr. Hill was Vice President and Controller for PECO Energy, where he had been employed since 1970 in various senior financial and managerial positions. Mr. Hill serves as a trustee of Magee Rehabilitation Hospital, Magee Rehabilitation Foundation, and the Art Institute of Philadelphia. He also serves as a member of the Audit Committee for Jefferson Health System.

Continuing Directors

Class II Directors (Terms Expire in 2010)

Ralph J. Adkins Director of the Company since 1989.	Mr. Adkins, age 66, has served as Chairman of the Board of Directors of Chesapeake Utilities Corporation since 1997. He previously served as Chief Executive Officer of the Company, a position he held from 1990 to 1999. During his tenure with the Company, Mr. Adkins served as President, Chief Executive Officer, Chief Operating Officer, Executive Vice President, Senior Vice President, Vice President, Treasurer and Chief Accountant. Mr. Adkins is a former director of PNC Bank, Delaware, former Chairman of Bayhealth Foundation, and former Chairman of the Board of Trustees of the Delaware Public Employees’ Retirement System.

Richard Bernstein Director of the Company since 1994.	Mr. Bernstein, age 66, is the President and Chief Executive Officer of LWRC International, LLC, the developer and manufacturer of patented rifles and carbines. He was owner, President, and Chief Executive Officer of BAI Aerosystems, Inc., a manufacturer of lightweight, low-cost Unmanned Aerial Vehicles, prior to BAI’s acquisition by L-3 Communications Corporation in December 2004. Mr. Bernstein was the major stockholder in Lorch Microwave, which produces microwave components for the military and commercial communications industries, prior to its acquisition by Smiths Group PLC in January 2006. Mr. Bernstein continues to be active in the oversight of several private businesses in which he is a major stockholder. These include: REB Holdings, Inc., a technology consulting company; Salisbury Inc., a manufacturer of pewter and silver for the gift and premium markets; and MaTech, Inc., a leading machining company. He is also a partner in the Waterside Village development in Easton, Maryland. Mr. Bernstein has served on boards for several colleges and universities and serves on the advisory board of M&T Bank.

J. Peter Martin Director of the Company since 2001.	Mr. Martin, age 69, is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation, a Miami, Florida diversified utility company that provided water, wastewater, natural gas and propane gas service to residential, commercial and industrial customers in several Florida counties. Mr. Martin founded Atlantic Utilities Corporation in 1980 and remained with the Company until its sale to Southern Union Co. in 1997. He is a Board of Governors member of the Snapper Creek Lakes Club, Inc. in Coral Gables, Florida. Prior to founding Atlantic Utilities Corporation, Mr. Martin was President of Southern Gulf Utilities, Inc. in Miami, Florida.

Class III Directors (Terms Expire in 2011)

Thomas J. Bresnan Director of the Company since 2001.	Mr. Bresnan, age 56, is majority shareholder, President and Chief Executive Officer of Schneider Sales Management, LLC, a leading provider of sales consulting and skills assessment services and a publisher of proprietary sales training materials based in Greenwood Village, Colorado. From 1999 to 2006, Mr. Bresnan was Chief Executive Officer of New Horizons Worldwide, Inc., an information technology training company in Anaheim, California. At New Horizons Worldwide, Inc. he also served as President from 1992 to 2006 and on the Board of Directors from 1993 to 2006. Prior to his employment with New Horizons Worldwide, Inc., he was President of Capitol American Life Insurance in Cleveland, Ohio. Mr. Bresnan began his professional career at Arthur Andersen and Co.

Joseph E. Moore Director of the Company since 2001.	Mr. Moore, age 66, is a partner with the law firm of Williams, Moore, Shockley and Harrison, LLP. He has previously served in numerous business and community capacities in the State of Maryland, including: State’s Attorney for Worcester County; Attorney for Worcester County Board of Zoning Appeals; Attorney for the Town of Berlin; and as a member of the Board of Governors of the State of Maryland Bar Association. Mr. Moore is currently a member of the Board of Trustees of the Worcester Preparatory School in Berlin, Maryland and a director of the Ocean City Museum Society, Inc. In addition, Mr. Moore serves as a director of Calvin B. Taylor Banking Co., and the Chairman of the Board of Zoning Appeals for the Town of Berlin. He has been appointed by the Maryland Court of Appeals as Co-Chairman of the First Appellate Circuit Character Committee of the Maryland State Board of Law Examiners. Mr. Moore is also a Fellow of the American College of Trial Lawyers.

John R. Schimkaitis Director of the Company since 1996.	Mr. Schimkaitis, age 61, is President and Chief Executive Officer of Chesapeake Utilities Corporation. He was appointed to serve as Chief Executive Officer in January 1999. He has served as President of the Company since 1997. Mr. Schimkaitis previously served as Chief Operating Officer of the Company, and prior thereto as Executive Vice President, Senior Vice President, Chief Financial Officer, Vice President, Treasurer, Assistant Treasurer, and Assistant Secretary of the Company.
If, prior to the election, any of the nominees become unable or unwilling to serve as a director of the Company (an eventuality that we do not anticipate), all proxies will be voted for any substitute nominee who may be designated by the Board of Directors on the recommendation of the Corporate Governance Committee.
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)
The Audit Committee’s Charter sets forth the Committee’s responsibility for the appointment and oversight of our independent registered public accounting firm, as well as the approval of their compensatory arrangements. On February 23, 2009, the Audit Committee approved the reappointment of Beard Miller Company LLP (“Beard Miller”) to serve as our independent registered public accounting firm for 2009.
Although the New York Stock Exchange (“NYSE”) listing standards require that the Audit Committee be directly responsible for selecting and retaining the independent registered public accounting firm, we are providing you with the means to express your view on this matter. While this vote is not binding, in the event that stockholders fail to ratify the appointment of Beard Miller, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.
As reported in the 2007 Proxy Statement, on March 20, 2007, the Company notified PricewaterhouseCoopers LLP that the firm was dismissed as its independent registered public accounting firm effective as of that date. The reports of PricewaterhouseCoopers LLP on the financial statements of the Company for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

The Audit Committee solicited proposals from several public accounting firms to serve as the Company’s independent registered public accounting firm, interviewed the firms, and, on March 20, 2007 approved the selection of Beard Miller to serve as the Company’s independent registered public accounting firm for 2007. Prior to the appointment as its independent registered public accounting firm, the Company had not consulted Beard Miller on any matters or events described in Item 304(a)(2)(i) and (ii) of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended.
For the fiscal years ended December 31, 2006 and 2005, and in the subsequent interim period preceding the dismissal of PricewaterhouseCoopers LLP there were no (a) disagreements (as described in Item 304(a)(1)(iv) of Regulation S-K) between the Company and PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused PricewaterhouseCoopers LLP to make reference thereto in their reports on our consolidated financial statements for such periods, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.
A representative from Beard Miller will be present at the Annual Meeting and available to respond to appropriate questions. A formal statement will not be made.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF BEARD MILLER AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.
BOARD OF DIRECTORS AND ITS COMMITTEES
Nomination of Directors. Our Bylaws permit stockholders to nominate candidates for election as directors. We will consider all stockholder nominations for directors provided that each such nomination complies with the provisions of the Company’s Bylaws and the Corporate Governance Committee’s Charter. The Corporate Secretary of the Company must receive director nominations by stockholders not less than 14 days nor more than 80 days prior to the annual meeting at which directors are to be elected. Each nomination must be in writing and must include:
As to each nominee
•	Name, age, business address and, if known, residential address

•	Principal occupation or employment

•	Number of shares of our stock beneficially owned

•	Ownership and Rights Information (as described in our Bylaws)

•	Consent to serve as a director of the Company if elected

•	Description of all arrangements or understandings between (i) the stockholder and the nominee, and (ii) any other person(s) pursuant to which the nomination is to be made

•	A questionnaire that inquires as to, among other things, the nominee’s independence and eligibility

•	Any other information required to be disclosed in solicitations of proxies for election of directors, or otherwise required pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended
As to the stockholder giving the notice
•	Name and address as they appear on our books

•	Other information as requested by the Company

•	Representation of the accuracy of the information in the notice

•	Ownership and Rights Information (as described in our Bylaws)

The Corporate Governance Committee, whose duties include that of a nominating committee, will consider a recommendation from a stockholder only if the information specified above is complete. The Committee will consider several factors prior to recommending a candidate that is provided by the Board of Directors, management or by a stockholder for inclusion in the Board’s slate of recommended director nominees for election by the stockholders. Generally, the Committee will consider the existing size and composition of the Board, evaluate biographical information and other background material, and conduct an interview of each candidate selected. The Committee will apply any director selection criteria adopted by the Committee based on the Company’s circumstances at the time. The Committee will also apply the criteria set forth in our Corporate Governance Guidelines. This criteria relates to a candidate’s character, judgment, business experience or professional background, knowledge of our business, community involvement, and availability and commitment to carry out the responsibilities as a director of the Company (directors may not be directors of more than two public companies in addition to the Company), as well as the candidate’s independence under applicable regulations and listing standards. The specific director selection criteria include, but may not in all instances be limited to, the following:
•	Leadership in a particular field of expertise
•	Education or experience that enables the exercise of sound business judgment
•	Background or experience that enables differing points of view
•	Willingness to listen and work in a collegial manner
•	Knowledge, experience and skills that enhance the mix of the Board’s core competencies
•	Professional achievement generally through service as a principal executive of a major company; distinguished member of academia; partner in a law firm or accounting firm; successful entrepreneur; or similar position of significant responsibility
The Corporate Governance Committee does not assign specific weights to these criteria, and not all of the criteria are necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.
Committees of the Board. The standing Board committees of the Company are the Audit Committee, Compensation Committee, and Corporate Governance Committee.
Audit Committee
Thomas J. Bresnan, Chairman
Ralph J. Adkins
Thomas P. Hill, Jr.
J. Peter Martin
The Committee held five meetings in 2008.
A Board adopted Audit Committee Charter is available at www.chpk.com and in print to any stockholder upon request. As reflected in its Charter, the Audit Committee’s responsibilities include, but are not limited to:
•	Appointment, retention, termination and oversight of our independent registered public accounting firm
•	Compensation of our independent registered public accounting firm
•	Approval of all non-audit engagements of our independent registered public accounting firm
•	Review, along with management and the independent registered public accounting firm, of the annual and quarterly financial statements
•	Supervision of the annual audit and our internal audit function
The composition of the Audit Committee is subject to independence and other requirements under the rules and regulations promulgated by the SEC and the NYSE listing standards. The Board of Directors has determined that all current members of the Committee are “independent” and “financially literate” as those terms are defined in the NYSE listing standards, and that the Committee meets the composition requirements of the SEC and the NYSE listing standards. Under the rules of the SEC, each Committee member qualifies as an “audit committee financial expert” based on his experience and knowledge. Mr. Adkins is the former Chief Executive Officer of the Company. During his tenure with the Company, he held various executive positions, including serving as its Treasurer. Mr. Bresnan is the Chief Executive Officer and President of Schneider Sales Management, LLC. He previously served as Chief Executive Officer, President and Director of New Horizons Worldwide, Inc. and as principal executive officer and principal financial officer of Capitol American Life Insurance and Capitol American Financial, respectively. He has six years of public accounting experience. Mr. Hill previously served as Vice President of Finance and Chief Financial Officer of Exelon Energy Delivery Company. Prior to that, he held various senior financial and managerial positions with PECO Energy. Mr. Martin is the retired Founder, President and Chief Executive Officer of Atlantic Utilities Corporation. Prior to that, he was the President of Southern Gulf Utilities, Inc. Messrs. Adkins, Bresnan, Hill and Martin each satisfy the independence requirements for audit committee members under the NYSE listing standards. None of the members of the Committee serve on audit committees of other public companies.

Compensation Committee
Richard Bernstein, Chairman
Joseph E. Moore
Calvert A. Morgan, Jr.
Dianna F. Morgan
The Committee held seven meetings in 2008.
A Board adopted Compensation Committee Charter is available at www.chpk.com and in print to any stockholder upon request. As reflected in its Charter, the Compensation Committee’s responsibilities include, but are not limited to:
•	Administration of executive officer and director compensation policies and practices that (i) are consistent with our business strategy and objectives, (ii) contribute to our ability to attract, retain and motivate qualified executive officers and directors, and (iii) appropriately link incentive compensation to our performance and the creation of stockholder value
•	Completion of actions necessary to ensure that required reports on compensation practices are included in our respective filings with the SEC
•	Administration of the Cash Bonus Incentive Plan, and the Performance Incentive Plan under which cash and equity incentive awards are granted
The Committee has sole authority to retain, terminate, and approve retention terms, including fees, for any consultant or other advisor it deems necessary to assist in the evaluation of executive and director compensation. The Committee may not delegate its responsibilities for the oversight of executive and director compensation to any other person or entity.
The NYSE listing standards require that the Committee consist solely of independent directors. The Board of Directors has determined that all current members of the Compensation Committee are “independent” as that term is defined in the NYSE listing standards.
Corporate Governance Committee
Calvert A. Morgan, Jr., Chairman
Eugene H. Bayard
Joseph E. Moore
The Committee held four meetings in 2008.
A Board adopted Corporate Governance Committee Charter is available at www.chpk.com and in print to any stockholder upon request. As reflected in its Charter, the Corporate Governance Committee’s responsibilities include, but are not limited to:
•	Periodic review of our Corporate Governance Guidelines
•	Evaluation of the size and composition of the Board of Directors
•	Development and recommendation to the Board of Directors of director eligibility guidelines
•	Evaluation of director candidates
•	Annual evaluation of the Board of Directors’ performance
The NYSE listing standards require that the Committee consists solely of independent directors. The Board of Directors has determined that all current members of the Corporate Governance Committee are “independent” as that term is defined in the NYSE listing standards.
Meetings of the Board of Directors and Committees. The Board of Directors met seven times during 2008. With the exception of Dianna F. Morgan who joined the Board of Directors in September of 2008, each current director attended 75 percent or more of the aggregate of the total number of meetings of (i) the Board of Directors, and (ii) each committee of the Board on which he served. Mrs. Morgan has attended 100 percent of the Board meetings occurring after she joined the Board. Directors are strongly encouraged to attend our Annual Meetings. All of the then current directors attended the 2008 Annual Meeting of Stockholders.
Director Education. Newly elected directors participate in a director orientation program that covers, among other things, our strategy, business structure, financial performance, and competitive landscape. This program is designed to provide directors with an overview of the Company, its operating environment and its businesses. As part of this program, directors are invited to participate in a tour of selected facilities of the Company. To further familiarize directors with our operations, we conduct at least one Board of Directors meeting each year at a Company facility. Each director has access to publications that cover current Board and Committee-related topics. Directors are encouraged to participate in continuing education opportunities. Annually, in conjunction with its June strategic planning meeting, a third party consultant provides information to the Board on a selected governance topic.

DIRECTOR COMPENSATION
The Compensation Committee reviews director compensation annually to ensure the appropriate compensation arrangements for non-employee directors, including the proper allocation of cash and non-cash compensation. The Committee subsequently reports its findings and any recommendations to the Board of Directors to assist in fulfilling its responsibility to approve all director compensation arrangements.
Prior to conducting its annual review for 2008, the Compensation Committee received an internally prepared analysis of non-employee director compensation data from publicly available proxy statements of peer companies and published survey data from nationally recognized organizations that provide independent research. The Committee requested that Buck Consultants, LLC (“Buck”), an independent compensation consultant, review the internally prepared analysis and provide feedback on its conclusions. Buck prepared a memorandum after its review, including commentary on the overall level of director compensation for non-employee directors, which includes our Chairman, and specific elements of director compensation.
The Committee reviewed this analysis and other factors, including the responsibilities of the non-employee directors, to assist in its determination of the appropriate compensation levels and mix for 2008. The Committee considered the recommendation made by Buck to increase the director compensation equity retainer and the Audit Committee Chairman equity retainer to better align the Company with current industry practices. The Committee concluded that the cash portion of the annual retainer; the meeting fee for Board meetings; the meeting fee for Committee meetings; and the Compensation and Corporate Governance Committee chair retainers currently paid by the Company are at or above the median of the peer group and are, therefore, still appropriate. The Committee approved an increase in the equity retainer from 600 to 650 shares of common stock paid to each non-employee director for serving as a director of the Company. The Compensation Committee also approved an increase in the equity retainer from 150 to 250 shares of common stock paid to the Chairman of the Audit Committee for his respective services. The Committee will likely utilize internal resources and published survey information in evaluating director compensation for 2009. The Board of Directors may modify director compensation as it deems appropriate.
The following table reflects compensation paid to non-employee directors for services performed during 2008:
2008 Director Compensation

	Fees Earned		Stock
	or Paid in Cash		Awards[4,5]		Total[7,8]
Name[1]	($)		($)		($)
Ralph J. Adkins	134,600	[3]	19,020		153,620
Eugene H. Bayard	32,100		19,020		51,120
Richard Bernstein	34,600		23,530		58,130
Thomas J. Bresnan	32,600		25,491	[6]	58,091
Thomas P. Hill, Jr.	34,600	[3]	19,020		53,620
J. Peter Martin	34,600	[3]	19,020		53,620
Joseph E. Moore	35,900		19,020	[6]	54,920
Calvert A. Morgan, Jr.	37,100		23,530		60,630
Dianna F. Morgan[2]	15,600		5,696		21,296

[1]	Mr. Schimkaitis is an executive officer and does not receive any additional compensation for his services as a director.

[2]	Mrs. Morgan joined the Board of Directors in September of 2008. She received a prorated cash ($11,700) and equity retainer for services to be performed from September 15, 2008 through May 6, 2009. The stock has a grant date fair value of $12,205 (411 shares based upon a price per share of $29.695). Accordingly, the Stock Awards column reflects the value for 3 1/2 months of this award for services performed in 2008.

[3]	The M&A Committee was established in January of 2008 to oversee activities related to an unconsummated acquisition. Messrs. Adkins, Hill and Martin served as members of the M&A Committee and received $1,000 for the first meeting and $500 for each of the other two meetings held.

[4]	Excluding Mrs. Morgan, pursuant to the Directors Stock Compensation Plan, each non-employee director received an award of stock on:
•	May 2, 2007. The stock had a grant date fair value of $18,828 (600 shares based upon a price per share of $31.38). Each of the three Committee Chairmen (Messrs. Bernstein, Bresnan and Morgan) received an additional award of stock on May 2, 2007, with a grant date fair value of $4,707 (150 shares of common stock based upon a price per share of $31.38). Each non-employee director received his applicable award for services performed from May 2, 2007 through May 1, 2008. Accordingly, the Stock Awards column reflects the value of four months of this award for services performed in 2008.
•	May 1, 2008. The stock had a grant date fair value of $19,117 (650 shares based upon a price per share of $29.41). Each of the Compensation and Corporate Governance Committee Chairmen (Messrs. Bernstein and Morgan, respectively) received an additional award of stock on May 1, 2008, with a grant date fair value of $4,412 (150 shares of common stock based upon a price per share of $29.41). Mr. Bresnan, Chairman of the Audit Committee, received an additional award of stock on May 1, 2008, with a grant date fair value of $7,353 (250 shares of common stock based upon a price per share of $29.41). Each non-employee director received his applicable award for services performed from May 1, 2008 through May 6, 2009. Accordingly, the Stock Awards column reflects the value of eight months of this award for services performed in 2008.
These stock awards and all prior stock awards are fully vested in that they are not subject to forfeiture. The table shows the expense recognized by the Company in 2008 pursuant to FAS 123R.

[5]	The aggregate number of director stock awards outstanding at December 31, 2008, by director, were as follows: Mr. Adkins — 3,050 shares; Mr. Bayard — 1,850 shares; Mr. Bernstein — 8,600 shares; Mr. Bresnan — 5,400 shares; Mr. Hill — 1,850 shares; Mr. Martin — 3,950 shares; Mr. Moore — 4,550 shares; Mr. Morgan — 5,900 shares; Mrs. Morgan — 411 shares. Mr. Schimkaitis, as an executive officer, does not receive any stock awards under the Directors Stock Compensation Plan. We provide beneficial ownership information of Chesapeake stock for our directors under Security Ownership of Certain Beneficial Owners and Management.

[6]	In 2008, two directors deferred their annual stock retainers via the Company’s Deferred Compensation Plan. Mr. Bresnan deferred 900 shares and Mr. Moore deferred 650 shares. Each director received deferred stock units equal to his respective stock retainer. Messrs. Bresnan and Moore will receive additional units on each date that a dividend is paid on our common stock. At all times, each director has a 100 percent vested interest in his deferred stock units.

[7]	Directors do not participate in a pension plan or non-equity incentive plan.

[8]	All director compensation has been properly reported in the 2008 Director Compensation Table. There is no compensation that needs to be included in an All Other Compensation column.
For the period between our 2008 and 2009 Annual Meetings of Stockholders, the Chairman of the Board, a non-employee director, was paid an annual cash retainer of $100,000 for his services in that capacity. Each of the Company’s non-employee directors that were serving as of our 2008 Annual Meeting of Stockholders, including the Chairman, received an annual cash retainer of $18,500 for his service as a director. Each non-employee director, including the Chairman, was also paid $1,200 for each Board meeting and $1,000 for each Committee meeting attended in person or by telephone. If however, a director attended more than one meeting on the same day, he or she was paid as follows: (a) Board and Committee meeting on the same day — $1,200 for the Board meeting plus an additional $500 for each Committee meeting; or (b) more than one Committee meeting (without a Board meeting) — $1,000 for the first Committee meeting and an additional $500 for each subsequent Committee meeting attended on that same day. Directors may not elect to receive their cash compensation in stock. In addition, we reimbursed normal business expenses incurred by the directors in connection with attending meetings and performing other Board-related services, including external director education, of which the aggregate value was less than $10,000 per director.
Directors Stock Compensation Plan. In 2005, stockholders approved a Directors Stock Compensation Plan, which is a discretionary compensation plan that allows the issuance of shares of our common stock to non-employee directors. We believe it is appropriate for each director to have a proprietary interest in our growth and financial success. The Board of Directors has sole authority to administer and interpret the Plan. The Board may approve the issuance of up to 1,200 shares of the Company’s common stock annually for each director pursuant to the terms of the Plan.
On May 1, 2008, each non-employee director received 650 shares of common stock as compensation for service to be performed for the period between our 2008 and 2009 Annual Meeting of Stockholders. Messrs. Bernstein and Morgan each received an additional 150 shares of common stock for serving as Chairman of the Compensation and Corporate Governance Committees, respectively. Mr. Bresnan received an additional 250 shares of common stock for serving as Chairman of the Audit Committee. Upon receipt of these shares, each director had the right to vote the shares and to receive dividends on the shares. The directors could not sell or transfer these shares until six months after the date that they were granted. Each director is individually responsible for any tax obligations in connection with these shares.

Deferred Compensation Plan. The Deferred Compensation Plan, formerly known as the Deferred Compensation Program, enables non-employee directors to voluntarily defer all or a portion of their meeting fees and annual retainers on a pre-tax basis until their separation from service with the Company and its affiliates or until such other date specified under the terms of the Plan. In 2008, the Board of Directors amended the Deferred Compensation Plan to comply with the Internal Revenue Services recent guidance on Internal Revenue Code Section 409A. The Compensation Committee has sole authority to administer this Plan and may allocate these responsibilities among its members, among any subcommittee(s) it may appoint, or among persons other than its members.
When a director elects to defer cash compensation, such as meeting fees or annual cash retainers, the deferral amount is allocated per the director to one or more rate of return indices previously selected by the Compensation Committee. The director will receive the same investment return(s) or loss(es) as he or she would achieve had it been individually invested in the same indices. When a director elects to defer stock compensation, such as an annual stock retainer, he or she receives deferred stock units equal to the number of shares of common stock that the director otherwise would be entitled to receive as compensation. Additional units may be received on each date that a dividend is paid on the Company’s common stock. In 2008, Messrs. Bresnan and Moore deferred their annual stock retainers under this Plan. At all times, each director has a 100 percent vested interest in the amount of cash or stock that is deferred.
In order to participate in this Plan, directors are required to submit their written form of election to the Compensation Committee prior to the beginning of the year for which the compensation will be earned. The director must indicate on the form whether he or she would like to receive the deferred compensation upon: (i) separation from service, (ii) a fixed future date, or (iii) the earlier or later of the separation from service or a fixed future date. The director must also indicate whether he or she would like to receive the deferred compensation in: (i) a lump sum, (ii) five annual installments, or (iii) ten annual installments. In the event that the director chooses to receive the deferred compensation in five or ten annual installments, the amount of the initial installment shall be the total amount deferred by the director, divided by five or ten, as elected. Subsequent installments will each equal the remaining amount deferred divided by the outstanding number of installments. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Internal Revenue Code Section 409A and procedures established by the Compensation Committee. In the event of death, disability, change in control, or unforeseeable emergency, deferred compensation may be paid on an accelerated basis according to the terms of the Plan. Directors will be individually responsible for any tax obligations related to deferring compensation under this Plan.
Director Stock Ownership. All non-management directors are required to hold at least 4,000 shares of our common stock while serving as a director of the Company. Directors have five years after their initial election and incumbent directors had until December 10, 2007, if they were serving as members of the Board of Directors on December 10, 2004, to attain this ownership threshold. Directors may acquire their ownership through several means, including making purchases on the open market, making optional cash investments through our Dividend Reinvestment and Direct Stock Purchase Plan, and receiving a share award under the Directors Stock Compensation Plan. Deferred stock units are applied toward achieving this ownership requirement. Each deferred stock unit is equivalent to one share of the Company’s common stock. Each director is currently in compliance with the established ownership requirement.
CORPORATE GOVERNANCE
General. The Board of Directors maintains sound corporate governance standards and internal controls, and is committed to promoting awareness and involvement of these standards throughout the Company. To assist in its efforts, the Board has adopted various policies and procedures, including those described below, that provide the framework for our governance.
Independence. The NYSE rules governing independence require that a majority of the members of our Board of Directors be independent as defined by the NYSE. Members of the Board are independent if it is determined that the director has no material relationship with the Company except in his or her capacity as a director. To assist in making the determination of independence for each director, the Company adopted its Corporate Governance Guidelines on Director Independence (the “Independence Guidelines”). The Independence Guidelines adopted by the Board are set forth in Appendix A to this Proxy Statement and are also available on our website at www.chpk.com.

In accordance with the Independence Guidelines, the Board of Directors on February 24, 2009 conducted its annual review of director independence. During this review, the Board of Directors examined all direct and indirect transactions or relationships between the Company or any of its subsidiaries and each director and any immediate family member of such director and determined that no material relationships with the Company existed during fiscal year 2008.
On the basis of this review, the Board of Directors determined that in accordance with the standards set forth in the Independence Guidelines, each of the following directors qualifies as an independent director as defined by the NYSE listing standards: Ralph J. Adkins, Eugene H. Bayard, Richard Bernstein, Thomas J. Bresnan, Thomas P. Hill, Jr., J. Peter Martin, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan. The Company’s non-management Chairman, Mr. Adkins, previously served as an executive officer of the Company. On May 14, 2007, it had been three years since Mr. Adkins served as an executive officer of the Company. On such date, Mr. Adkins was considered independent in accordance with the NYSE listing standards. The Company’s Chief Executive Officer, John R. Schimkaitis, is not an independent director due to his position with the Company.
During its review, the Board noted that Mr. Bayard has an indirect relationship with a law firm that has provided legal services to the Company within the last three years. Mr. Bayard is a partner with the law firm Wilson, Halbrook & Bayard in Georgetown, Delaware. In addition, the Board reviewed an indirect relationship involving an immediate family member of Mr. Bayard. Mr. Bayard’s brother was previously Of Counsel for The Bayard Firm in Wilmington, Delaware, a law firm that the Company retained for legal services within the last three years. Notwithstanding these indirect relationships, the Board determined that, pursuant to the requirements specified in the “Legal Relationships” section of our Independence Guidelines, Mr. Bayard qualifies as an independent director.
Code of Ethics. The Board has adopted a Business Code of Ethics and Conduct (“Code of Ethics”) that reflects our commitment to continuously promote professional conduct throughout the organization, and that representatives of the Company demonstrate good ethical business practices. The Code of Ethics applies to our directors, officers and employees generally and sets forth their duty to act in the best interest of the Company. The Code of Ethics encourages directors, officers and employees to avoid relationships that have the potential for creating a conflict of interest, including any situation where the individual would receive monetary or other personal benefits from a third party as a result of any transaction or business relationship between the Company and third party. Depending on the employee’s position, such relationships are required to be promptly reported to the Audit Committee, Chief Executive Officer, or Director of Internal Audit. Directors are required to disclose any conflict of interest to the Company’s non-management, independent Chairman of the Board and to refrain from voting on any matter(s) in which they have a conflict. In considering whether an actual conflict of interest exists, the appropriate Committee or individual will consider factors that include, but are not limited to, the benefit to the Company and the aggregate value of the transaction.
The Board has also adopted a Code of Ethics for Financial Officers which provides a framework for honest and ethical conduct by our financial officers as they perform their financial management responsibilities.
The Code of Ethics for Financial Officers is applicable to the following individuals:
•	Chief Executive Officer

•	Chief Financial Officer

•	Treasurer

•	Corporate Controller

•	Others who are responsible for ensuring accurate and timely disclosures of financial information within our filings with the SEC
Other senior managers with accounting and financial reporting oversight must also annually confirm compliance with the Code of Ethics for Financial Officers. The Business Code of Ethics and Conduct, and the Code of Ethics for Financial Officers may be viewed on our website at www.chpk.com and are available in print to any stockholder upon request.

In 2008, the Company enhanced the methods by which employees and non-employees can anonymously report suspected improper business conduct. Previously, individuals could report improper business conduct by either calling a toll-free hotline that was administered by the Company or by submitting written correspondence to the Director of Internal Audit. Effective in 2008, individuals have the option of anonymously reporting improper business conduct via a toll-free hotline or a secure website that is hosted by an independent organization. Individuals may continue to submit written correspondence to the Director of Internal Audit.
Corporate Governance Guidelines. The Board has adopted Corporate Governance Guidelines, which consist of a series of policies and principles that are adhered to when overseeing the corporate governance of the Company. This document may be viewed on our website at www.chpk.com and is available in print to any stockholder upon request.
Executive Sessions of the Non-Management Directors. The Board of Directors consists of nine non-management, independent directors who meet periodically without the presence of Mr. Schimkaitis, the only management director. These directors are not officers of the Company and meet the independence standards set forth by the NYSE. The Chairman of the Board, Mr. Adkins, presides over these meetings.
The Company’s Corporate Governance Guidelines ensure the integrity of these meetings by providing that the Chairman of the Corporate Governance Committee would preside over these meetings in the event that the Chairman of the Board was a management director. The Corporate Governance Guidelines also provide that if the non-management directors included any one director who did not qualify as independent under the NYSE Listing Standards, these directors would meet annually without the non-independent director(s). The Chairman of our Corporate Governance Committee would preside over such meetings.
Stockholder Communications with the Board. Stockholders and other parties interested in communicating directly with the Board of Directors, a committee of the Board of Directors, any individual director, the director who presides at executive sessions of the non-management directors, or the non-management directors as a group may do so by sending a written communication to the attention of the intended recipient(s) in care of the Corporate Secretary at Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.
The Corporate Secretary will forward all communications to the appropriate person(s). Communications relating to accounting, internal controls or auditing matters are handled in accordance with procedures established by the Audit Committee with respect to such matters. These communications procedures have been unanimously approved by the independent directors.
REPORT OF THE COMPENSATION COMMITTEE ON
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the management of the Company. The Committee, based on its review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and filed with the Securities and Exchange Commission.
The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.
THE COMPENSATION COMMITTEE
Richard Bernstein (Chairman)
Joseph E. Moore
Calvert A. Morgan, Jr.
Dianna F. Morgan

COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Philosophy. The Compensation Committee is composed entirely of independent directors and is solely responsible for the oversight and administration of our executive compensation program. The Committee designs, recommends to the Board of Directors for adoption, and administers all of the policies and practices related to executive compensation. The Committee believes that the most effective compensation program is one that is designed to ensure that total compensation for an executive officer is fair, reasonable and competitive. The Committee focuses on aligning total compensation with our business objectives and performance to enable the Company to attract, retain and reward individuals who contribute to the long-term success of the Company and thus, increase stockholder value.
Our primary objectives in creating an effective compensation program:
•	Structure our program to attract high-quality executive talent that will complement our short and long-term goals

•	Develop an appropriate mix of compensation to align the financial interests of the executive officers with the interests of our stockholders

•	Ensure effective utilization and development of talent through internal processes such as performance evaluations, succession planning, and leadership development
The Committee annually reviews the executive compensation program to ensure the following: (i) its current design corresponds to the Company’s objectives; (ii) the mix provides competitive compensation levels for each element of compensation; and (iii) the compensation remains competitive relative to the compensation paid to executives in comparable positions at peer companies.
Executive Compensation Program. The executive compensation program consists of a base salary and performance-based incentive awards. A competitive base salary ensures that we attract and recruit executive officers with knowledge and skills that are vital to achieving our established goals. The annual cash incentive award (“cash incentive”) and multi-year equity incentive award (“equity incentive”) provide a means to retain these executive officers and reward them for their continuous efforts in our growth and the creation of stockholder value. The appropriate mix of these components ensures that each executive officer is individually striving to meet overall corporate objectives. The Committee reviews the roles and responsibilities of each executive officer, his or her relationship to the Company’s performance, and the likelihood of achieving certain short and long-term goals, which are tied to our strategic plan. The Committee then sets individual goals and competitive compensation levels accordingly. Individual goals were established for each named executive officer for 2008. The focus was on business unit growth and corporate development, performance / operational improvement, leadership, and strategic direction. In January of 2009, each executive officer received similar goals that will assist in meeting our initiatives for 2009. The Compensation Committee reserved the right to consider additional goals for the Chief Executive Officer if necessary to fulfill upcoming strategic or operational opportunities.
Role of Management. The Chief Executive Officer participates in the establishment of the compensation targets and payout levels for the other named executive officers. He assesses the performance for all named executive officers and recommends to the Committee the overall levels of achievement, and the extent to which performance targets were attained. Upon request, executive officers will provide supplemental material to the Committee to assist in making its determinations under the executive compensation program. The Chief Executive Officer is not involved in any part of the setting of any component of his compensation. The Chief Executive Officer and other members of senior management attend Committee meetings at the invitation of the Committee.
Role of Independent Consultant. The Committee, from time to time, will engage an independent compensation consultant to aid in carrying out its overall responsibilities. In November of 2007, to assist in reviewing the Company’s executive compensation program for 2008, the Committee engaged Buck Consultants, LLC (“Buck”), an independent compensation consultant, to perform a comprehensive study to determine whether current total compensation for each executive officer was competitive with the market, and consistent with our short and long-term goals. In addition, Buck analyzed each component of compensation and made recommendations to the Committee based on current competitive practices. In connection with its study, Buck, with the input of the Committee Chairman and the Chief Executive Officer, established a new peer group1 comprised of 16 utility companies of similar revenue size as compared to the Company. The peer group included three electric utility companies and two water utility companies because of the limited number of similarly sized gas utilities. Based on revenues, the Company is very close to the median revenues of the peer group. Buck then reviewed and analyzed competitive data available for the peer companies to develop ranges for each compensation element relevant to selected positions. In addition to the industry peer group data, Buck considered published survey data from several nationally recognized organizations that provide independent research based upon the practices of companies with revenues between $200 million and $500 million, as well as the practices of companies in the utilities industry.

[1]	The industry peer group included the following companies: Central Vermont Public Service Corporation; Delta Natural Gas Company, Inc.; Empire District Electric Company; Florida Public Utilities Company; Energy West, Inc.; ITC Holdings Corporation; The Laclede Group, Inc.; Northwest Natural Gas Company; RGC Resources, Inc.; SJW Corporation; South Jersey Industries, Inc.; Southwest Gas Corporation; Southwest Water Company; and Unitil Corporation. EnergySouth, Inc. and SEMCO Energy, Inc. were also included in this group but each company has been subsequently sold.

Buck, based on its study, concluded that our current compensation program and practices are competitive and comparable to those companies in the industry peer group. Buck recommended a modification of the Company’s equity incentives to create longer term incentives by adopting a multi-year performance period as opposed to a one-year performance period. Buck noted that many of the peer companies had a multi-year performance plan, generally three years. Buck also recommended that the Committee establish several well-defined performance metrics tied to the creation of stockholder value. The Committee, based on the recommendation, decided to transition to a multi-year, long-term performance plan beginning in 2008 as described under Long-Term Performance Plan. The Committee also utilized the executive compensation study performed by Buck to assist in establishing the levels and targets for each component of compensation as described below.
Base Salary. Base salaries for the Chief Executive Officer and the other named executive officers were reviewed and adjusted by the Compensation Committee in February of 2008. In November of 2007, Buck compared the base salaries established in 2007 to data from the industry peer group and the published surveys, weighted one-third and two-thirds, respectively. The results showed two named executive officers’ base salaries were in line with the median; two were above the median; and one was below the median. At that time, the Committee reviewed total cash and total direct compensation and concluded that because total direct compensation was generally within the competitive ranges, base salary ranges were reasonable. Generally, base salaries for 2008 were set to approximate the 50th percentile of the data from the 2007 study. The Committee considered the following prior to adjusting base salaries: results of a 2007 study performed by Buck, an independent compensation consultant; functional role of the position; scope of the individual’s responsibilities; and competitive nature of our business.
Except as described below, the increase in base salary for each executive officer for 2008 ranged from 3.6 percent to 3.9 percent. The Compensation Committee separately reviewed the performance and responsibilities of Mrs. Cooper and determined that in light of her consistent performance in achieving individual and corporate goals, as well as her increased responsibilities, a 9.6 percent increase in Mrs. Cooper’s base salary was warranted. Effective September 15, 2008, Mr. McMasters was promoted to Executive Vice President and Chief Operating Officer and Mrs. Cooper was promoted to Senior Vice President and Chief Financial Officer of the Company. Effective with their promotions, base salaries of Mr. McMasters and Mrs. Cooper increased by $9,000 and $10,000, respectively.
The Compensation Committee engaged Buck in 2008 to review and update an analysis that it had previously prepared. The analysis was on the Company’s position and salary scale for key executives in relation to its peer group. Buck provided new data for the Chief Operating Officer and Chief Financial Officer positions, which included information on base salary and typical targets for short-term and long-term awards. In addition, Buck provided updated base salary information for the three remaining named executive officers. Buck presented this information to the Committee at its meeting held in November of 2008.
In February of 2009, the Committee reviewed base salaries for each executive officer for the ensuing year. In connection with this review, the Committee received an updated analysis prepared by Buck. For the Chief Operating Officer and Chief Financial Officer positions, Buck compared the base salaries to data from the industry peer group and published surveys, weighted two-thirds and one-third, respectively. For the Chief Executive Officer and Senior Vice President positions, Buck aged the weighted average at a rate of four percent per annum. The Committee reviewed Buck’s analysis and related factors and determined that each of Messrs. Schimkaitis, McMasters, and Thompson and Mrs. Cooper would receive a three percent increase in their base salaries effective April 1, 2009. Future increases to Mr. Zola’s base salary will be determined, as appropriate, by the Chief Executive Officer and/or Chief Operating Officer.

Cash Incentive. The Board of Directors has adopted the Cash Bonus Incentive Plan under which cash incentives are payable to participating executives, including the named executive officers, if they achieve certain financial and non-financial goals relative to pre-established performance goals. Prior to the beginning of each year, the Committee selects the executives that are eligible to participate in the Plan for the upcoming year. This selection is based on the individual’s position and related responsibilities. The Committee establishes target bonus awards for each participant, and lower (50 percent of the bonus opportunity) and upper (150 percent of the bonus opportunity) limits of the target bonus amounts. The Committee may adjust the limits and bonus opportunity based on unknown and/or extraordinary events, thereby enabling the Committee to award bonuses above and below the upper and lower limits. Generally, the target bonus amounts for the Chief Executive Officer and each named executive officer are set at an amount that approximates, or falls slightly below the median prevailing practices for individuals in comparable positions in the industry peer group. In addition, the Committee establishes aggressive financial targets and performance goals for each executive officer for the relevant performance period.
2008 Award. For 2008, the Committee established performance targets, which varied based on individual responsibilities.
Performance targets established by the Committee:
•	Growth and expansion of existing service territories

•	Margin growth

•	Communications and leadership initiatives

•	Long-term strategic initiatives

•	Growth and expansion of business unit or a division of a business unit

•	Sustained earnings performance
In addition, the Committee established for each executive officer, an aggressive earnings per share target, or an aggressive target income range or return for a designated segment, as appropriate for each executive’s role and responsibilities. In January of 2008, the Committee approved a pre-determined earnings per share target for Messrs. Schimkaitis and McMasters and Mrs. Cooper for 2008. For Messrs. Thompson and Zola, the earnings target was based upon achieving a pre-tax return on average investment on our natural gas segment, and pre-tax, pre-interest operating income for the Company’s Delmarva propane distribution operation, respectively.
Cash incentives are earned by the executive officer upon the successful attainment of his or her pre-established goals and the extent to which the relevant income or return target meets or exceeds the respective pre-established targets, adjusted by applying a payout factor. For 2008, the following were the target bonus award opportunities and goals weighting criteria.

		Goals Weighting
	Annual Cash		Earnings Per Share
	Bonus		or Target
	Opportunity of	Individual	Income/Return for
	Base Salary[1]	Performance	Segment
	(%)	(%)	(%)
John R. Schimkaitis	40	20	80
Michael P. McMasters	30	20	80
Stephen C. Thompson	25	50	50
S. Robert Zola	30	25	75
Beth W. Cooper	25	25	75

[1]	The payout opportunity ranges from 50 percent to 150 percent, generating an overall cash incentive opportunity of 12.5 percent to 60 percent of base salary.
In February of 2009, the Committee determined that the achievement of the individual performance goals for 2008 ranged from 92 percent to 94 percent for Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper. For Messrs. Schimkaitis and McMasters, as well as Mrs. Cooper, the Company’s 2008 earnings per share was slightly below the earnings per share target and resulted in a 90 percent bonus factor. In regards to Mr. Thompson, the actual 2008 pre-tax return on average investment for the utility operations translated into an 88 percent bonus factor. Mr. Zola did not meet his respective earnings target and as a result, did not receive a bonus.
Amounts earned by the named executive officers for 2008 performance have been reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

2009 Award Opportunity. On January 7, 2009, the Compensation Committee reviewed targets and goals, potential cash award ranges and payout amounts for each executive officer for 2009 performance. The Committee determined that the range of payouts (12.5 percent to 60 percent) as a percentage of base salary and the types of performance targets should remain the same as those established for 2008. For 2009, the earnings target for Messrs. Schimkaitis and McMasters, and Mrs. Cooper will be based upon earnings per share. For Mr. Thompson, the earnings target will remain a pre-tax return on investment target for our natural gas segment. In considering Mr. Zola’s change in reporting responsibilities, the Committee did not grant a discretionary short-term bonus award to him for 2009. Future awards granted to Mr. Zola under the Cash Bonus Incentive Plan shall be determined, as appropriate, by the Chief Executive Officer and/or Chief Operating Officer. For 2009, the target bonus award opportunities and goals weighting remained the same for each executive officer that was granted an award under the Plan, except that Mrs. Cooper’s earnings per share component weighting was increased to 80 percent, with the individual performance component being decreased to 20 percent of her potential award.
Equity Incentives. Each executive officer participates in our equity incentive program and is entitled to receive equity awards pursuant to our Performance Incentive Plan.
2008 Award Opportunity. The Compensation Committee has historically established equity awards in the month of November of the year that precedes the beginning of the performance period for which the awards apply. In February of the year succeeding the respective award year, the Compensation Committee reviews, and if appropriate, approves the awards to be issued.
Prior to issuing the awards, the Compensation Committee:
•	Ensures that the Audit Committee has reviewed the financial results for the respective award year, including earnings per share and business unit income

•	Compares actual performance results against established goals and determines the extent to which the targets have been achieved

•	Considers any significant circumstances that would have altered achievement of the goals
After consideration of these factors, the Compensation Committee will perform an overall assessment of each executive officer in relation to his or her targets. This assessment assists the Committee in determining the applicable percentage of the target award to be paid to the executive officer.
There were no grants made in November of 2007 for 2008 because the Compensation Committee was in the process of designing a new multi-year, long-term performance plan.
Long-Term Performance Plan. In January of 2008, the Committee considered the recommendation of Buck and adopted a multi-year, long-term performance plan for the equity incentive award component of our executive compensation program. The multi-year plan will provide incentives based upon the achievement of long-term goals, development and success of the Company, while the annual cash plan will continue to be focused on short-term goals. The Plan is designed to reward executive officers for improving stockholder value by achieving growth in earnings while investing in the future growth of both our regulated and unregulated business units. The Committee focused on three core objectives in designing the plan as shown in the table below. The first metric, maximizing stockholder value, is a primary objective and ensures that we are generating additional value for our stockholders. The Committee chose the second metric, growth in long-term earnings, because of the capital intensive nature of our business. Long-term earnings growth is dependent upon an increase in assets. The third metric provides a gauge of earnings performance. The Company’s total stockholder return and growth in long-term earnings over the relevant performance periods will be compared to companies in the Edward Jones Natural Gas Distribution Group2, a composite group of selected gas distribution utilities whose performance is benchmarked by Edward Jones.

[2]	The peer group presently includes some but not all of the companies in the peer group used for compensatory benchmarking. The Committee chose to use this peer group for performance metrics comparison because the business operations of these companies are more closely aligned with those of the Company than with the compensation benchmarking peer group. The peer group includes AGL Resources, Inc., Atmos Energy Corporation, Corning Natural Gas Corporation, Delta Natural Gas Company, Inc., Energy West, Inc., The Laclede Group, Inc., New Jersey Resources Corp., Northwest Natural Gas Company, Piedmont Natural Gas Company, Inc., RGC Resources, Inc., South Jersey Industries, Inc. and WGL Holdings, Inc.

		Percent of
Performance Metric	Benchmark	Target Award
Maximizing Stockholder Value	Total stockholder return compared to the total stockholder returns of companies included in the Edward Jones Natural Gas Distribution Group	30%
Growth in Long-Term Earnings	Total capital expenditures as a percent of total capitalization as compared to companies in the Edward Jones Natural Gas Distribution Group	35%
Earnings Performance	Average return on equity compared to pre-determined return on equity targets	35%
Participants under the Plan are granted performance shares in the beginning of the applicable performance period. Messrs. Schimkaitis, McMasters, Thompson and Zola and Mrs. Cooper are each participants in the Plan for the 2008-2009 and 2008-2010 performance periods. The number of performance shares earned will range from 0 to 125 percent of the target performance shares depending on actual performance as compared to the performance goals. To transition to the long-term performance plan, in January of 2008, the Committee made one grant for the 2008-2009 performance period and one grant for the 2008-2010 performance period. The 2008-2009 award equates to double the traditional annual award amount, to transition the Company to a long-term compensatory agreement beyond one year. The grants made to each named executive officer are as follows:

	2008-2009 Performance Period				2008-2010 Performance Period
Named Executive Officer	Minimum	Threshold	Target	Maximum	Minimum	Threshold	Target	Maximum
John R. Schimkaitis	0	9,600	19,200	24,000	0	4,800	9,600	12,000
Michael P. McMasters	0	5,120	10,240	12,800	0	2,560	5,120	6,400
Stephen C. Thompson	0	4,000	8,000	10,000	0	2,000	4,000	5,000
S. Robert Zola	0	3,200	6,400	8,000	0	1,600	3,200	4,000
Beth W. Cooper	0	3,200	6,400	8,000	0	1,600	3,200	4,000
Effective September 15, 2008, Mr. McMasters was promoted to Executive Vice President and Chief Operating Officer and Mrs. Cooper was promoted to Senior Vice President and Chief Financial Officer of the Company. The Committee engaged Buck to review the appropriateness of their long-term award levels given their change in responsibilities. In November of 2008, consistent with Buck’s recommendation, the Committee made no changes to the previously established award levels. They concluded that future award levels would be adjusted upward for the change in responsibilities.
2009-2011 Award Opportunity. In January of 2009, the Committee established equity incentives to be paid in the form of restricted stock to the executive officers as follows:

	2009-2011 Performance Period
Named Executive Officer	Minimum	Threshold	Target	Maximum
John R. Schimkaitis	0	4,800	9,600	12,000
Michael P. McMasters	0	2,750	5,500	6,875
Stephen C. Thompson	0	2,000	4,000	5,000
Beth W. Cooper	0	2,000	4,000	5,000
Each executive officer is entitled to earn the entire allotment of performance shares at the end of the performance period, or a portion thereof, depending on the extent to which pre-established performance goals were achieved. The targets and associated weightings for the awards granted to Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper for the performance period of January 1, 2009 to December 31, 2011 are the same as those adopted by the Committee in connection with the 2008-2009 and 2008-2010 awards.

A maximum award opportunity is available for Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper for the attainment of the upper limit of these performance metrics. The potential payout ranges from 50 percent to 125 percent of the bonus opportunity for each of these performance metrics, after achieving threshold performance. For the average return on equity performance metric, our performance will be compared to pre-determined return on equity thresholds established by the Committee. In considering Mr. Zola’s change in reporting responsibilities, the Committee authorized that the granting of any long-term bonus award would be at the discretion of the Chief Executive Officer and/or Chief Operating Officer.
All Other Compensation. In addition to the primary components of the compensation program, we offer certain other benefits to the named executive officers. During 2008, the Company provided each executive officer with a Company-owned vehicle. The aggregate incremental cost of the personal use of the vehicle is calculated by summing the depreciation, insurance expense, and fuel cost. Each executive officer’s Form W-2 that is filed with the Internal Revenue Service is grossed-up to include imputed income on the personal use of the Company-owned vehicle. This gross-up amount has no effect on the Company’s revenues or expenses. We do, however, pay payroll taxes on this fringe benefit and those costs are included in the calculation as Company expenses. On behalf of each executive, we also pay an annual premium to provide each executive with term life insurance. Each executive officer who participates in the qualified 401(k) Retirement Savings Plan receives matching contributions based upon a graduated schedule that considers age and years of service. This is the same benefit available to other employees of the Company. The Internal Revenue Service limits the amount of contributions that a participant may make to his or her qualified 401(k) Retirement Savings Plan. The Company’s nonqualified 401(k) Supplemental Executive Retirement Savings Plan enables executive officers to continue to make pre-tax deferrals of compensation after they have reached that limit. We match these contributions in the same manner as the qualified 401(k) Retirement Savings Plan. The aggregate value of these benefits for each executive officer is more than $10,000 and, consistent with the rules of the SEC, is reflected in the All Other Compensation column of the Summary Compensation Table.
Compliance with Internal Revenue Code Section 162(m). Internal Revenue Code Section 162(m) prohibits any public corporation from taking a deduction on its annual federal income tax return for certain compensation that exceeds $1 million. In determining whether a deduction may be taken, the Company considers compensation paid in any taxable year to its Chief Executive Officer or to any one of its three most highly compensated executive officers (other than the Chief Financial Officer) and whether such compensation would be considered “performance-based” as defined under Section 162(m). Compensation qualifying as “performance-based compensation” within the meaning of Section 162(m) is exempted from the deduction limit. Awards under our Performance Incentive Plan are considered “performance-based” compensation and would be exempt from the Section 162(m) deduction limit; awards under our Cash Bonus Incentive Plan would not be considered “performance-based” compensation and would be considered in determining the ability to take this deduction. We do not anticipate that compensation paid to any of the executive officers in 2009 will exceed the $1 million deduction limit.
Stock Ownership Guidelines. In 2006, the Corporate Governance Committee approved stock ownership guidelines for the following corporate officer positions: Chief Executive Officer - 30,000 shares; Chief Operating Officer — 10,000 shares; Senior Vice President — 7,500 shares; and Vice President — 5,000 shares. Each executive officer has five years from December 7, 2006 or his or her date of hire or promotion into the role, whichever is later, to meet these ownership requirements. The Committee believes that ownership in the Company’s common stock by executive officers demonstrates a commitment to the long-term profitability of the Company and aligns management’s interest with those of stockholders. The Corporate Governance Committee is responsible for the development, oversight and monitoring of executive officer stock ownership guidelines. All of the named executive officers currently meet their applicable threshold guideline.
EXECUTIVE COMPENSATION
Summary Compensation Table. The following table provides information on compensation earned for the fiscal years ended December 31, 2008, December 31, 2007 and December 31, 2006 by the Chief Executive Officer, Chief Financial Officer, and the three additional most highly compensated executive officers employed by the Company at year-end (collectively the “named executive officers”). In determining the individuals to be included in this table, we considered the roles and responsibilities, as well as total compensation (reduced by the change in pension value and nonqualified deferred compensation earnings), for all officers of the Company for the fiscal year ended December 31, 2008.

2008 Summary Compensation Table

								Change in
								Pension Value
								and
								Nonqualified
						Non-Equity		Deferred
				Stock		Incentive Plan		Compensation	All Other
	Year	Salary	Bonus	Awards		Compensation		Earnings	Compensation	Total
		($)	($)[2]	($)		($)[8]		($)[10,11]	($)[12]	($)
John R. Schimkaitis[1]	2008	386,250	0	192,192	[3]	138,154		174,352	87,983	978,931
President, Chief Executive	2007	371,875	0	343,200	[4]	222,750		69,565	83,006	1,090,396
Officer and Director	2006	356,250	0	208,320	[5]	166,219		53,001	77,514	861,304
Michael P. McMasters	2008	266,125	0	148,032	[3]	73,062		63,871	53,623	604,713
Executive Vice President and	2007	253,917	0	183,051	[4]	111,744		60,671	60,464	669,847
Chief Operating Officer	2006	244,000	0	111,104	[5]	84,133		13,036	43,519	495,792
Stephen C. Thompson	2008	260,500	0	115,650	[3]	59,833		45,361	36,861	518,205
Senior Vice President	2007	250,917	0	205,920	[6]	60,000		59,769	35,716	612,322
	2006	241,000	0	0		57,733		11,573	36,364	346,670
S. Robert Zola	2008	143,750	0	92,520	[3]	0		0	22,695	258,965
President of Sharp Energy, Inc.	2007	138,958	0	179,520	[7]	125,443	[9]	321	21,918	466,160
	2006	133,750	0	0		9,888		729	24,981	169,348
Beth W. Cooper	2008	169,167	0	92,520	[3]	39,690		9,525	27,284	338,186
Senior Vice President,	2007	149,792	0	114,411	[4]	57,399		19,305	35,416	376,323
Chief Financial Officer and Corporate Secretary	2006	128,750	0	69,440	[5]	38,211		3,223	31,852	271,476

[1]	Mr. Schimkaitis received no additional compensation for serving as a director of the Company.

[2]	No bonus was paid to a named executive officer except as part of a non-equity incentive plan.

[3]	For the 2008-2009 and 2008-2010 performance periods, the Company evaluated the performance-based awards (Growth in Long-Term Earnings and Earnings Performance) based on results to date. We estimated that through December 31, 2008, 100 percent of the award is likely to be earned. These awards have been recorded at the grant date fair value of $28.60 per share for both performance periods. The Company also evaluated the likelihood of earning the market-based award (Maximizing Stockholder Value) for each of these performance periods. We first determined the fair value of the award using a Black-Scholes model. The Company’s total stockholder return was then compared to its peers using a Monte Carlo stock simulation. The Monte Carlo simulation estimated a percentile ranking for these market-based awards of less than 40 percent for the 2008-2009 award and 55-60% for the 2008-2010 award. For the 2008-2010 performance period, the performance share fair value of $25.38 was generated from the Black-Scholes model.

[4]	The restricted stock awards are valued based upon the grant date fair value computed in accordance with FAS 123R based upon an estimated market price of $33.00 per share as of December 31, 2007, multiplied by the number of shares awarded to each executive officer by the Compensation Committee on February 19, 2008. These shares are granted under our Performance Incentive Plan and are fully vested. The shares were subsequently issued to the executives at a price per share of $30.585. A discussion of the assumptions used in calculating the values may be found in Note L to our 2007 audited financial statements in the Form 10-K on page 52.

The following number of shares of restricted stock were awarded to the named executive officers under our Performance Incentive Plan based on performance results for the award period of January 1, 2007 to December 31, 2007: Mr. Schimkaitis — 10,400 shares; Mr. McMasters — 5,547 shares; and Mrs. Cooper — 3,467 shares. The shares may not be sold for a three-year period beginning February 20, 2008. During this three-year period, the holder is entitled to receive all dividends paid on the shares.

[5]	The restricted stock awards are valued based upon the grant date fair value computed in accordance with FAS 123R based upon an estimated market price of $31.00 per share as of December 31, 2006, multiplied by the number of shares awarded to each executive officer by the Compensation Committee on February 20, 2007. These shares are granted under our Performance Incentive Plan and are fully vested. These shares were subsequently awarded to the executives at a price per share of $30.89. A discussion of the assumptions used in calculating the values may be found in Note L to our 2006 audited financial statements in the Form 10-K on page 71.

The following number of shares of restricted stock were awarded to the named executive officers under our Performance Incentive Plan based on performance results for the award period of January 1, 2006 to December 31, 2006: Mr. Schimkaitis — 6,720 shares; Mr. McMasters — 3,584 shares; and Mrs. Cooper — 2,240 shares. The shares may not be sold for a three-year period beginning March 1, 2007. During this three-year period, the holder is entitled to receive all dividends paid on the shares.

[6]	Mr. Thompson is eligible to participate in the new long-term performance plan described in the Compensation Discussion and Analysis herein. As a result of his participation in this new plan, the Compensation Committee terminated Mr. Thompson’s previous 2006-2008 bonus plan. After review of Mr. Thompson’s performance and whether he achieved the established average pre-tax return on investment for the Company’s natural gas segment for the pro-rated portion of the January 1, 2006 to December 31, 2008 award period, the Committee determined that Mr. Thompson is entitled to 5,040 shares. Based upon total stockholder return, Mr. Thompson also earned the 1,200 shares associated with 2007’s performance.

[7]	Mr. Zola is eligible to participate in the new long-term performance plan described in the Compensation Discussion and Analysis herein. As a result of his participation in this new plan, the Compensation Committee terminated Mr. Zola’s previous 2006-2008 bonus plan. After review of Mr. Zola’s performance and whether he achieved the established target earnings before interest and taxes amount for the Delmarva propane distribution operation for the pro-rated portion of the January 1, 2006 to December 31, 2008 award period, the Committee determined that Mr. Zola is entitled to 4,480 shares. Based upon total stockholder return, Mr. Zola also earned the 960 shares associated with 2007’s performance.

[8]	Payment for performance was made in March of 2009, 2008 and 2007, respectively, under the Cash Bonus Incentive Plan.

[9]	The Company has a 10 percent sharing arrangement with Mr. Zola for any excess above the upper limit of the pre-tax, pre-interest operating income target for Sharp Energy Delmarva. The amount reflected in the Non-Equity Incentive Plan Compensation column includes $65,278 that Mr. Zola earned in accordance with this arrangement.

[10]	The present value increased for each of Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper in the Pension Plan for 2006, 2007 and 2008. The present value of the accrued pension benefits has been calculated using the same assumptions as for the FAS 158 disclosures, including the following discount rates: December 31, 2008 — 5.25%; December 31, 2007 — 5.50%; and December 31, 2006 — 5.50%.

The present value increased for each of Messrs. Schimkaitis, McMasters and Thompson in the Pension Supplemental Executive Retirement Plan from December 31, 2005 to December 31, 2006. This increase was prior to changing the discount rate (previously 5.25 percent), since each person is one year closer to receiving the benefit. When the discount rate was increased to 5.50 percent as of December 31, 2006, all of the present values decreased. Depending on the age of the executive officer and the plan, the net change in the present value from 2005 to 2006 was generally a positive number. However, the net present value decreased slightly for Messrs. McMasters and Thompson in the Pension SERP (which, unlike the Pension Plan, does not assume pre-retirement mortality).

The present value increased for each of Messrs. Schimkaitis, McMasters and Thompson in the Pension Supplemental Executive Retirement Plan from December 31, 2006 to December 31, 2007, and also from December 31, 2007 to December 31, 2008.

[11]	Dividends on deferred stock units (which are settled on a one for one basis in shares of common stock) are the same as dividends paid on the Company’s outstanding shares of common stock. Compensation deferred under the nonqualified 401(k) Supplemental Executive Retirement Plan earned the returns by funds available at the time. For 2008, the funds are shown on page 27. Accordingly, the following reflects the above-market earnings for each named executive officer for 2006 and 2007,0 respectively: Mr. Schimkaitis — $12,503 and $673; Mr. McMasters — $4,489 and $0; Mr. Thompson — $6,004 and $2,038; Mr. Zola — $729 and $321; and Mrs. Cooper — $2,664 and $0. The above-market earnings can vary based upon the dollars under investment, the fund mix, and the funds’ results. For 2008, each executive officer’s interest on his or her deferred compensation was a negative amount and therefore not included in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column.

[12]	The following table includes payments that were made by the Company on behalf of the executive officers in 2006, 2007 and 2008.

	Qualified and
	Nonqualified 401(k) Plan			Term Life Insurance			Vehicle
	Matching Contributions			Premiums			Allowance
	($)			($)			($)
	2006	2007	2008	2006	2007	2008	2006	2007	2008
John R. Schimkaitis	58,800	64,425	73,080	930	848	825	17,784	17,733	14,078
Michael P. McMasters	23,100	34,825	39,676	905	845	825	19,514	24,794	13,122
Stephen C. Thompson	28,061	30,082	33,652	894	843	825	7,409	4,791	2,383
S. Robert Zola	14,599	12,346	13,740	496	472	474	9,886	9,100	8,481
Beth W. Cooper	16,928	16,920	15,666	477	511	559	14,447	17,985	11,059
Grants of Plan-Based Awards. The following table reflects, for each named executive officer, dollar amounts for annual cash incentive awards for the 2008 performance period. The table also reflects the number of restricted stock awards established by the Compensation Committee on January 23, 2008 for the 2008-2009 performance period and the 2008-2010 performance period. The threshold (minimum amount payable for a certain level of performance), target (amount payable if the targets are reached), and maximum (maximum payout possible) award levels are provided for each award. There were no restricted stock awards issued in 2009 for performance during 2008 because the Compensation Committee was in the process of designing the new multi-year long-term performance plan as further discussed in the Compensation Discussion and Analysis herein.

Grants of Plan-Based Awards

									Grant
		Grant Date /							Date Fair
		Date of	Estimated Future Payouts			Estimated Future Payouts			Value of
		Compensation	Under Non-Equity			Under Equity			Stock
		Committee	Incentive Plan Awards[1]			Incentive Plan Awards[2]			Awards
Name	Plan	Action	Threshold	Target	Maximum	Threshold	Target	Maximum	($)[3]
			($)	($)	($)	#	#	#
John R. Schimkaitis	Cash Bonus Incentive Plan	1/23/2008	75,000	150,000	225,000				n/a

	Performance Incentive Plan 2008-2009 Performance Period	1/23/2008				9,600	19,200	24,000	536,506

	2008-2010 Performance Period	1/23/2008				4,800	9,600	12,000	265,286
Michael P. McMasters	Cash Bonus Incentive Plan	1/23/2008	38,700	77,400	116,100				n/a

	Performance Incentive Plan 2008-2009 Performance Period	1/23/2008				5,120	10,240	12,800	286,136

	2008-2010 Performance Period	1/23/2008				2,560	5,120	6,400	141,486
Stephen C. Thompson	Cash Bonus Incentive Plan	1/23/2008	32,000	64,000	96,000				n/a

	Performance Incentive Plan 2008-2009 Performance Period	1/23/2008				4,000	8,000	10,000	223,544

	2008-2010 Performance Period	1/23/2008				2,000	4,000	5,000	110,536
S. Robert Zola[4]	Cash Bonus Incentive Plan	1/23/2008	21,000	42,000	63,000				n/a

	Performance Incentive Plan 2008-2009 Performance Period	1/23/2008				3,200	6,400	8,000	178,835

	2008-2010 Performance Period	1/23/2008				1,600	3,200	4,000	88,429
Beth W. Cooper	Cash Bonus Incentive Plan	1/23/2008	19,375	38,750	58,125				n/a

	Performance Incentive Plan 2008-2009 Performance Period	1/23/2008				3,200	6,400	8,000	178,835

	2008-2010 Performance Period	1/23/2008				1,600	3,200	4,000	88,429

[1]	These columns show the range of payouts targeted for 2008 performance under the Cash Bonus Incentive Plan as described under Cash Incentives in the Compensation Discussion and Analysis.

[2]	These columns separately show the range of payouts targeted for the 2008-2009 performance period, and the 2008-2010 performance period as described under Equity Incentives in the Compensation Discussion and Analysis. As discussed on page 16 of this Proxy Statement, in January of 2008, the Company transitioned to a three-year performance plan. The award that was granted for the 2008-2009 performance period equates to double an annual award amount, to transition the Company to an award payout beyond one year.

[3]	The value of the 2008-2009 award for the market based component (30%) issued on January 23, 2008 under our Performance Incentive Plan is based on the price of $26.41. The value of the 2008-2010 award for the market based component (30%) issued on January 23, 2008 under our Performance Incentive Plan is based on the price of $25.38. The performance based components of the 2008-2009 and 2008-2010 awards were priced at the grant date fair value of $28.60 per share. The grant date fair value has been calculated in accordance with FAS 123R.

[4]	In addition to the award established pursuant to the Cash Bonus Incentive Plan, Mr. Zola is entitled to receive 10 percent of Earnings Before Interest and Taxes after exceeding the upper Earnings Before Interest and Taxes target as determined by the Compensation Committee.
Outstanding Equity Awards. The following table shows outstanding equity awards for each named executive officer at December 31, 2008. These awards are described under Equity Incentives in the Compensation Discussion and Analysis.

Outstanding Equity Awards at Fiscal Year-End 2008

	Stock Awards[1,2]
	Equity Incentive Plan Awards:	Equity Incentive Plan Awards:
	Number of Unearned Shares,	Market or Payout Value of Unearned
	Units or Other Rights	Shares, Units, or Other Rights
	That Have Not Vested[3]	That Have Not Vested
	(#)	($)[4]
John R. Schimkaitis	28,800	$906,624
Michael P. McMasters	15,360	$483,533
Stephen C. Thompson	12,000	$377,760
S. Robert Zola	9,600	$302,208
Beth W. Cooper	9,600	$302,208

[1]	No awards have been transferred.

[2]	Stock awards were established by the Compensation Committee on January 23, 2008.

[3]	The share amount shown represents the target award levels.

[4]	The market value represents the unearned shares multiplied by $31.48, the closing market price per share of the Company’s common stock on December 31, 2008. These shares will be earned to the extent that certain performance targets are achieved for the award period January 1, 2008 through December 31, 2009, and January 1, 2008 through December 31, 2010. The award levels for each performance period are shown above in the Grants of Plan-Based Awards Table.
Stock Vested During 2008. The following table shows the shares of restricted stock that were issued to the named executive officers in 2008. The shares issued were based upon the attainment of certain performance targets in 2007. These shares may not be sold for a three-year period beginning February 20, 2008. During this three-year period, the holder is entitled to receive all dividends paid on the shares.
Stock Vested During 2008

	Number of Shares Acquired during the most recent	Value Realized on
	fiscal year upon the vesting of restricted stock	Vesting[5]
	(#)[2]	($)
John R. Schimkaitis	10,400	$318,084
Michael P. McMasters	5,547	$169,655
Stephen C. Thompson	6,240 [3]	$190,850
S. Robert Zola[1]	5,440 [4]	$166,382
Beth W. Cooper	3,467	$106,038

[1]	Mr. Zola did not receive 896 shares of restricted stock; instead, pursuant to a deferral election, the shares were credited to his account under the Deferred Compensation Plan in the form of deferred stock units.

[2]	The shares awarded and corresponding value realized, reflect shares received in February of 2008 by each named executive officer pursuant to the Performance Incentive Plan for the performance period January 1, 2007 to December 31, 2007.

[3]	For Mr. Thompson, the amount includes 5,040 shares that were earned on a pro-rata basis for the January 1, 2006 to December 31, 2008 award period. This bonus plan was terminated prior to the end of the performance period as a result of Mr. Thompson’s eligibility to participate in the new long-term performance plan as further described in the Compensation Discussion and Analysis herein.

[4]	For Mr. Zola, the amount includes 4,480 shares that were earned on a pro-rata basis for the January 1, 2006 to December 31, 2008 award period. This bonus plan was terminated prior to the end of the performance period as a result of Mr. Zola’s eligibility to participate in the new long-term performance plan as further described in the Compensation Discussion and Analysis herein.

[5]	The value realized represents the weighted average market price on February 19, 2008, the date the Compensation Committee approved the issuance of the shares associated with the awards. The price per share was $30.585.

Pension Plan. We maintain a tax-qualified defined benefit Pension Plan that was previously available to all eligible employees; however, as of December 31, 1998, no new participants were permitted to participate in the Pension Plan. The Pension Plan was also amended to allow all participants as of that date to make a one-time election to either (i) continue participation in the Pension Plan; or (ii) leave the Pension Plan and receive their vested benefit and an increase in the rate of matching contributions by the Company in our existing qualified 401(k) Retirement Savings Plan. Messrs. Schimkaitis, McMasters and Thompson, and Mrs. Cooper elected to continue to participate in the Pension Plan. Mr. Zola joined the Company after December 31, 1998 and therefore was not eligible to participate in the Pension Plan. As of December 31, 1998, all benefits not paid out under the Pension Plan were 100 percent vested.
Effective January 1, 1995, we adopted a nonqualified Supplemental Executive Retirement Plan to pay pension benefits that are earned, pursuant to the Pension Plan, but not payable due to limits imposed by the Internal Revenue Service. The Internal Revenue Code of 1986, as amended, generally limits the annual benefits that may be paid under the Pension Plan and limits the amount of annual compensation that may be taken into account in determining final average earnings as described below.
Effective January 1, 2005, the Pension Plan and the Supplemental Executive Retirement Plan were each amended to (i) freeze any further benefit accruals after December 31, 2004; and (ii) increase the years of credited service for each participant by the lesser of (a) two years or (b) such additional credited service as would increase the participant’s years of credited service to 35. Because the Pension Plan is now frozen, the annual benefits that may be paid and the amount of annual compensation that will be considered in connection with the Supplemental Executive Retirement Plan provided to Messrs. Schimkaitis, McMasters and Thompson are based on limitations for 2004 which are $165,000 and $205,000, respectively. Mr. Zola and Mrs. Cooper do not participate in the Supplemental Executive Retirement Plan. The liability and expense for this Plan is discussed in our Annual Report on Form 10-K (Note L) for the year ended December 31, 2008.
The following table sets forth the actuarial present value of each named executive officer’s total accumulated benefit under the Pension Plan and Supplemental Executive Retirement Plan. Because the Plans were frozen effective January 1, 2005, the calculation of benefits will be based on average earnings for the highest five consecutive years of the ten years ended December 31, 2004. Changes in participants’ earnings after 2004 will not affect their Pension Plan benefits. Compensation (salary and cash incentive) for 2004 used to compute final average earnings was as follows: Mr. Schimkaitis — $439,470; Mr. McMasters — $293,565; Mr. Thompson — $273,815; and Mrs. Cooper — $116,342. The valuation methodology and material actuarial assumptions, including the interest rate and mortality table, used in the calculation of the present value of the benefits under these Plans as shown in the table are described in detail in the Note “Employee Benefit Plans” in our Annual Report on Form 10-K (Note L) for the year ended December 31, 2008. Benefits from the Pension Plan are paid from the Pension Plan’s trust, which is funded solely by the Company. The Supplemental Executive Retirement Plan is unfunded, but is required to be funded in the event of a change in control of the Company.
2008 Pension Benefits

		Number of Years	Present Value of	Payments during
		Credited Service[1]	Accumulated Benefits	the Last Fiscal Year
	Plan Name	(#)	($)	($)
John R. Schimkaitis	Pension Plan	23	741,905	0
	Supplemental Executive Retirement Plan	23	672,470	0
Michael P. McMasters	Pension Plan	25	455,956	0
	Supplemental Executive Retirement Plan	25	113,128	0
Stephen C. Thompson	Pension Plan	24	386,720	0
	Supplemental Executive Retirement Plan	24	78,265	0
Beth W. Cooper	Pension Plan	17	89,817	0

[1]	On January 1, 2005 each employee participating in the Pension Plan was credited an additional two years of service as described above. Since the Pension Plan is now frozen, service on or after January 1, 2005 will not affect the benefits available to any participants in the Pension Plan. Due to the additional two years of credited service, the monthly accrued benefit payable at normal retirement age from the Pension Plan increased as follows: Mr. Schimkaitis, $540.34; Mr. McMasters, $522.46; Mr. Thompson, $520.47; and Mrs. Cooper, $236.42. The monthly accrued benefits at normal retirement age under the Executive Excess Retirement Plan increased as follows: Mr. Schimkaitis, $489.77; Mr. McMasters, $129.63; and Mr. Thompson, $117.44.

Under the Pension Plan, participants are entitled to receive benefits based upon final average earnings and credited years of service. Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper have each been employed with us for more than five years. The final average earnings for these executive officers is based on the average adjusted W-2 earnings for the five consecutive calendar years of the ten calendar years of employment prior to January 1, 2005, that produce the highest average.
The accrued monthly benefit for each named executive officer is determined by calculating one-twelfth of the annual amount of (i) plus (ii), multiplied by (iii):
(i)	1.3 percent of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements)
(ii)	0.625 percent of the final average earnings as described above (including elective contributions under qualified cash or deferred arrangements) in excess of Covered Compensation, as defined by the Internal Revenue Service
(iii)	Credited years of service (but not more than 35 years)
A participant may receive all of his or her retirement benefits under the Pension Plan at age 65. A participant may, however, elect to receive a reduced early retirement benefit beginning at age 55. If a participant elected to receive the early retirement benefit, he or she would receive the normal retirement benefit that would have been received at age 65 reduced by one-fifteenth for each of the first five years, and one-thirtieth for each of the next five years by which the annuity start date precedes the normal retirement date. Currently, Mr. Schimkaitis is the only named executive officer eligible to retire and receive early retirement benefits under the Pension Plan; however, he does not intend to exercise these benefits at this time. If Mr. Schimkaitis had retired on December 31, 2008, his monthly early retirement pension payment under the Pension Plan would have been $4,660.41 and his payment under the Supplemental Executive Retirement Plan would have been $4,224.25. Mr. Schimkaitis would receive monthly normal retirement pension payments commencing at age 65 of $6,078.80 under the Pension Plan and $5,509.89 under the Supplemental Executive Retirement Plan.
Each named executive officer would normally receive his or her benefits in the form of a joint and survivor annuity. Alternatively, if the participant elects to waive the joint and survivor annuity, he or she could elect to receive benefits in any of the following forms: (i) a life annuity ceasing upon death; (ii) an annuity for ten years certain and for life; or (iii) a joint and survivor annuity payable for the life of the participant and continued upon his or her death for the life of his or her surviving beneficiary, with the beneficiary’s monthly benefit to being either 50 percent, 66-2/3 percent, or 100 percent (as elected by the participant) of the benefit paid or payable for each month for life. Messrs. Schimkaitis, McMasters and Thompson and Mrs. Cooper may elect to receive his or her benefit under the Pension Plan in a lump sum. In December of 2008, the Compensation Committee amended the Supplemental Executive Retirement Plan to allow participants to elect a lump sum payment and to also add the other optional forms of benefit payments currently available under the qualified Pension Plan. Benefits under the qualified Pension Plan are not subject to any deduction for Social Security or other offset amounts. The Pension Plan also includes provisions for benefits that the participant’s beneficiary or spouse would be entitled to in the event of death or disability.
Nonqualified Deferred Compensation. We maintain two programs, the Deferred Compensation Plan and the 401(k) Supplemental Executive Retirement Plan, that allow for the deferral of certain income taxes on compensation. Messrs. Schimkaitis, McMasters and Zola, and Mrs. Cooper participate in the Deferred Compensation Plan. All of the named executive officers participate in the nonqualified 401(k) Supplemental Executive Retirement Plan. The following table reflects the aggregate balance of nonqualified deferred compensation for each executive officer.

Nonqualified Deferred Compensation for the 2008 Fiscal Year

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals /	Balance at
	2008	2008[1]	2008[2,3]	Distributions in 2008	December 31, 2008
	($)	($)	($)	($)	($)
John R. Schimkaitis	$22,665	$45,330	$(70,927)	$0	$1,084,531
Michael P. McMasters	$8,777	$15,360	$(7,181)	$0	$833,297
Stephen C. Thompson	$18,969	$9,046	$(27,614)	$0	$150,818
S. Robert Zola	$27,404	$0	$(3,442)	$0	$254,396
Beth W. Cooper	$775	$1,163	$(16,956)	$0	$112,469

[1]	The Registrant Contributions in 2008 column represents the Company’s matching contributions associated with the nonqualified 401(k) Supplemental Executive Retirement Plan. These dollars are included in the All Other Compensation column of the Summary Compensation Table.

[2]	The funds available under the nonqualified 401(k) Supplemental Executive Retirement Plan and their annual rate of return for the calendar year ended December 31, 2008, as reported by the administrator of the 401(k) Supplemental Executive Retirement Plan is as follows:

Name of Fund	Rate of Return
BlackRock Money Market	2.59%
Investment Co. of America	-34.74%
EuroPacific Growth Fund	-40.53%
Growth Fund of America	-39.07%
Federated Mid-Cap Index	-36.35%
BlackRock Intermediate Government	4.96%
BlackRock Total Return II	-8.31%
AIM Small Cap Growth	-38.77%
American Balanced Fund	-25.73%
Fidelity Spartan US Equity Index Fund	-37.03%
Federated Kaufmann	-42.22%
Calvert Income	-12.00%
American Century Small Cap Value	-27.75%
American Capital World Growth & Income	-38.38%
T. Rowe Price Equity Income	-36.05%
T. Rowe Price Mid Cap Value	-34.86%
T. Rowe Price Retirement 2010	-27.06%

Name of Fund	Rate of Return
T. Rowe Price Retirement 2020	-33.77%
T. Rowe Price Retirement 2030	-38.15%
T. Rowe Price Retirement 2040	-39.18%
T. Rowe Price Retirement Income	-18.80%
T. Rowe Price Retirement 2050	-39.17%
American Century Small Cap Value Inv	-27.63%
BlackRock Total Return II	-8.20%
BlackRock Intermediate Government Bond	5.09%
T. Rowe Equity Income Adv	-35.88%
T. Rowe Mid Cap Value Adv	-34.73%
T. Rowe Retirement 2010 Adv	-26.88%
T. Rowe Retirement 2020 Adv	-33.62%
T. Rowe Retirement 2030 Adv	-38.01%
T. Rowe Retirement 2040 Adv	-39.02%
T. Rowe Retirement 2050 Adv	-39.03%
T. Rowe Retirement Income Adv	-18.58%

[3]	Dividends on deferred stock units in the Deferred Compensation Plan are paid at the same rate as dividends on shares of the Company’s common stock. No annual bonus compensation under the Cash Bonus Incentive Plan has been deferred by the executive officers.
The Executive Contributions in 2008 column includes amounts that were also reported as Stock Awards in the Summary Compensation Table in the 2008 Proxy Statement. Those amounts, as well as similar awards reported in the Summary Compensation Tables in prior years and matching contributions into the Company’s 401(k) Supplemental Executive Retirement Plan previously reported in the Summary Compensation Tables in prior years under All Other Compensation, are included in the Aggregate Balance at December 31, 2008 column and quantified below:

	Amount included in both Nonqualified	Amount included in both Nonqualified Deferred
	Deferred Compensation Table and	Compensation Table and previously reported in
	2008 Summary Compensation Table	Prior Years’ Summary Compensation Tables
	($)	($)
John R. Schimkaitis	$62,370	$468,104
Michael P. McMasters	$20,617	$579,772
Stephen C. Thompson	$25,116	$51,233
S. Robert Zola	$27,404	$171,043
Beth W. Cooper	$0	$89,087

Deferred Compensation Plan. Participants may elect to defer any percentage of their eligible compensation under the Deferred Compensation Plan, including performance-based compensation (as further defined in the Plan document). Performance-based shares are awarded pursuant to our Performance Incentive Plan depending on the extent to which pre-established performance goals are met. Participants are entitled to deferred stock units on the deferred performance-based shares, to the extent earned. Dividends are paid on the deferred stock units in the same proportion and amount as dividends on the Company’s common stock. These dividends are then reinvested into additional deferred stock units. The deferred stock units will then be settled on a one-for-one basis in shares of the Company’s common stock.
Also under the Deferred Compensation Plan, a named executive officer may elect to defer any or all of his or her annual bonus compensation granted under the Cash Bonus Incentive Plan. Participants will receive earnings on deferred bonus compensation based on their selection of one or more indices. The indices were previously selected by the Compensation Committee. The deferred compensation will earn the applicable investment return(s) or loss(es) that it would have earned if the dollars had actually been invested in the funds.
In order to participate in this Plan, executive officers are required to submit their written form of election to the Compensation Committee prior to the beginning of the year for which the compensation will be earned. The executive officer must indicate on the form whether he or she would like to receive the deferred compensation upon: (i) separation from service, (ii) a fixed future date, or (iii) the earlier or later of the separation from service or a fixed future date. The executive officer must also indicate whether he or she would like to receive the deferred compensation in: (i) a lump sum, (ii) five annual installments, or (iii) ten annual installments. In the event that the executive officer chooses to receive the deferred compensation in five or ten annual installments, the amount of the initial installment shall be the total amount deferred by the executive officer, divided by five or ten, as elected. Subsequent installments will each equal the remaining amount deferred divided by the outstanding number of installments. In all cases, the election to defer compensation will be made in accordance with the deferral election timing requirements of Internal Revenue Code Section 409A and procedures established by the Compensation Committee. Also in accordance with Section 409A, certain officers will not be entitled to receive any payments until six months after his or her date of separation except under certain circumstances. For example, payments to the executive officers may be accelerated according to the terms of the Plan, in the event of death, disability, change in control, or an unforeseeable emergency. Executive officers will be individually responsible for any tax obligations related to deferring compensation under this Plan. Distributions of deferrals of annual bonus compensation will be paid in cash, while distributions of deferrals of performance and non-performance shares will be paid in common stock.
Nonqualified 401(k) Supplemental Executive Retirement Plan. Participants in the nonqualified 401(k) Supplemental Executive Retirement Plan may elect to contribute a specified percentage of their compensation to the Plan. The participant may also contribute any amount that exceeds the maximum contribution permitted under the Company’s qualified 401(k) Retirement Savings Plan. Participants may allocate their contributions and the Company’s matching contributions on these deferral amounts to one or more investment funds that mirror the various investment funds available under the Company’s qualified 401(k) Retirement Savings Plan.
At the time a participant elects to defer compensation in the nonqualified 401(k) Supplemental Executive Retirement Plan, the participant makes a corresponding distribution election. A participant may elect to receive the funds from his or her account upon separation from service. If a participant elects this form of payment, he or she would not be entitled to receive any payments until six months after his or her date of separation, unless the separation was a result of death or disability. A participant may also elect to receive funds on a fixed future date, or the earlier or later of the separation from service or a fixed future date. In all elections, a participant may request such funds to be paid in a lump sum, or five or ten annual installments. The amount of each installment, if elected, shall be equal to the value of the deferred amounts at the time each such payment is to be made, divided by the number of remaining installments.
Termination Provisions. The Company has entered into employment agreements with Messrs. Schimkaitis, McMasters, Thompson and Zola and Mrs. Cooper. These agreements provide for certain benefits if an executive officer’s employment with us is voluntarily or involuntarily terminated.

In 2008, the Compensation Committee engaged Buck to provide an overview of severance and change-in-control provisions that are employed at our peer companies. At its meeting held in November of 2008, the Committee received internally prepared research on these provisions, as well as information presented by Buck. The Committee considered the information and determined, at that time, that no changes to the employment agreements were necessary.
In 2008, each executive officer executed an amendment to his or her employment agreement in order to comply with the Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended. Generally, Section 409A regulates the time and manner of payment or provision of any benefits that may constitute “deferred compensation,” meaning any amount to which an employee has a legally binding right in one year but is payable in a later year. The required amendments impacted employment agreement provisions relating to: severance payments, certain expense reimbursement and tax gross-up provisions, and payment of legal fees. Under Section 409A, there can only be one time and form of payment for each permissible distribution event (separation from service, death, disability, specified date, unforeseen emergency or a change in control). In addition, certain expense reimbursements or benefits must be provided within limited periods of time. As a general rule, amounts payable after a separation from service may be paid in a different time or form from other separation payments provided that the change in control meets the definition under Section 409A, and the separation from service occurs within two years of the change in control. Each executive officer’s agreement was amended to provide that if a separation from service occurs: (i) within two years of a change in control, benefits will be paid in a lump sum, or (ii) more than two years after the change in control, the benefits will be paid in equal installments over a one year period. In addition, language was added to each agreement to provide that benefits paid upon a separation from service will be subject to a six-month delay in the commencement of payment if required by Section 409A. The executive will pay the full amount for benefits extended during the six-month delay period (to be reimbursed by the Company with interest) if this delay provision applies.
Absent a change in control, each executive officer, under his or her agreement, is entitled to receive annually base compensation, which may be increased from time to time. The executive officer’s compensation may also be decreased provided that the decrease is made on a good faith basis and with reasonable justification. In addition, executive officers are entitled to participate in all bonus, incentive compensation and performance-based compensation plans; all profit-sharing, savings and retirement benefit plans; all insurance, medical, health and welfare plans; all vacation and other employee fringe benefit plans; and other similar policies, plans or arrangements of the Company; all on a basis that is commensurate with his or her position and no less favorable than those generally applicable or made available to other executives of the Company.
All of the employment agreements include provisions that protect our goodwill and other business interests. These provisions are effective during the time that the executive officer is employed with us and after termination of the agreement. These provisions relate to confidentiality of information; non-solicitation of employees; non-solicitation of third parties; non-competition; post-termination cooperation; and non-disparagement. The non-solicitation and non-competition covenants remain effective for one year after an executive officer terminates employment with us. If the executive officer resigns for certain acts of the Company after a change in control, these provisions would remain effective for fifteen months after the resignation. If any of these provisions are violated, payments to the executive officer would not be reduced; however, the Company would be entitled to seek appropriate legal remedies.
Without Good Reason or Cause; Death. Generally, when the Company, acting in good faith, decreases an executive officer’s position or compensation, the executive officer may terminate his or her employment for “good reason.” This may not be related to a company-wide compensation reduction. In addition, the Company may terminate the executive officer “without cause.” This means that the executive’s termination was not related to a crime involving moral turpitude, theft from the Company, violation of non-competition or confidentiality obligations, or, following a cure period, gross negligence in fulfilling his or her responsibilities. Pursuant to his or her respective employment agreement, if an executive officer’s employment was terminated for “good reason” by the officer, “without cause” by the Company or as a result of death, the executive officer (or the estate) would receive severance benefits equal to one year of his or her base salary. Based upon a hypothetical termination date of December 31, 2008 under any one of these scenarios, the severance benefits for our executive officers would have been as follows: John R. Schimkaitis — $390,000; Michael P. McMasters — $275, 000; Stephen C. Thompson — $263,000; S. Robert Zola — $145,000; and Beth W. Cooper — $180,000.

Change in Control. The employment agreements include provisions that are designed to help retain the executive officers in the event of a change in control of the Company. The Board of Directors believes that these provisions are appropriate to address the uncertainties and potential distractions resulting from any threatened or actual change in control. In accordance with the agreements, a change in control occurs upon one of several events involving the replacement of a majority of the members of our Board of Directors, the acquisition of ownership of our stock, or the acquisition of significant assets from the Company.
If an executive officer’s employment was terminated, after a change in control, by the executive officer for “good reason” or by the Company “without cause,” as described above, he or she would be entitled to receive severance payments (subject to the following limitations):
Each executive officer would receive a single lump sum payment in cash based on the sum of the following:
•	Current monthly base compensation, adjusted annually by the Consumer Price Index as described below, multiplied by 36 (multiplied by 24 for Mr. Zola and Mrs. Cooper)

•	Average of the cash and equity incentive awards paid over the prior three calendar years, multiplied by three (multiplied by two for Mr. Zola and Mrs. Cooper)

•	Payment equal to the value of the benefits foregone over 36 months (over 24 months for Mr. Zola and Mrs. Cooper) as a result of the termination, including the present value of additional Company contributions that would have been made to savings and deferred compensation plans over the period
Each executive officer’s base compensation would increase annually on the anniversary of the execution of the employment agreement. This increase would be no less than his or her current base compensation multiplied by the increase in the preceding calendar year of the Consumer Price Index, an index published by the U.S. Bureau of Labor Statistics. In no event would an executive officer’s base compensation be decreased. Each executive officer would continue to receive health and other insurance benefits for the remainder of the term of his or her employment agreement. All unearned equity compensation is also immediately earned. In addition, each executive officer would receive any benefits that he or she otherwise would have been entitled to receive under our 401(k) Retirement Savings Plan and 401(k) Supplemental Executive Retirement Savings Plan, as of the date of termination, although these benefits are not increased.
The total severance amount payable to an executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. As a result, no excise tax would be levied on the executive officer nor would there be any loss of tax deductibility to us as a result of making the severance payment to the executive officer. If the severance as computed exceeds this limitation, the amount payable will be unilaterally reduced to the amount necessary to avoid exceeding the limitations under Internal Revenue Code Section 280G.
Based upon a hypothetical termination date of December 31, 2008, under the terms and conditions of the employment agreements, estimated payments or benefits in connection with a change in control, using $31.48, the closing market price per share of our common stock on December 31, 2008, would have been as follows:

	John R.	Michael P.	Stephen C.	S. Robert	Beth W.
	Schimkaitis	McMasters	Thompson	Zola	Cooper
Base Salary (Based upon severance multiple)	$1,170,000	$825,000	$789,000	$290,000	$360,000
Annual Cash Bonus (Based upon severance multiple)[1]	$523,672	$272,824	$169,433	$109,191	$103,295
Equity Incentive Compensation (Based upon severance multiple)[2]	$761,743	$406,273	$412,309	$259,588	$112,536
Healthcare and other insurance benefits[3]	$45,764	$44,680	$44,471	$23,597	$24,558
Retirement Plan benefits[4]	$203,241	$115,272	$100,635	$35,927	$41,697
Unpaid Equity Incentive Compensation[5]	$1,133,280	$604,416	$472,200	$377,760	$377,760

Total	$3,837,700	$2,268,464	$1,988,049	$1,096,063	$1,019,846
Reduced by IRC 280G Limit[6]	$(1,697,766)	$(1,192,405)	$(902,084)	$(383,419)	$(504,258)

Net Amount Payable to Executive	$2,139,933	$1,076,059	$1,085,966	$712,644	$515,588

[1]	For each executive officer, the average of the cash incentives under the Cash Bonus Incentive Plan for the fiscal years 2005-2007, multiplied by the respective severance multiple. In addition, each executive officer is entitled to receive his or her applicable annual cash bonus that was earned in 2008 as set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

[2]	For each executive officer, represents the average of the equity incentives under the Performance Incentive Plan for the fiscal years 2005-2007, multiplied by the respective severance multiple.

[3]	Based upon the expected healthcare cost per employee for 2008, as provided by the Company’s administrator, as well as the term life insurance paid by the Company, and continued coverage for life, accidental death and dismemberment, and long-term disability insurance.

[4]	Based upon the respective matching contribution levels forgone for each respective executive officer (based upon age and years of service) under the Company’s qualified 401(k) Retirement Savings Plan and nonqualified 401(k) Supplemental Executive Retirement Savings Plan.

[5]	These represent the maximum awards under the 2008-2009 and 2008-2010 performance periods, valued at the year-end closing price.

[6]	The total severance amount payable to an executive officer following a change in control is capped at one dollar less than the amount that would be subject to Internal Revenue Code Section 280G. Pursuant to Section 280G, this amount is calculated by multiplying three times the five-year average of the executive officer’s W-2 compensation.
Upon a change in control, each executive officer would be entitled to receive the amounts deferred under the Deferred Compensation Plan, in the form of a lump sum payment. Under the 401(k) Supplemental Executive Retirement Plan, each executive officer would likewise be entitled to a lump sum payment equal to the value in his or her account upon a change in control.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Richard Bernstein, Chairman, Joseph E. Moore, Calvert A. Morgan, Jr. and Dianna F. Morgan serve as members of the Compensation Committee of the Board of Directors. Each member of the Committee is solely independent of the Company as required by the NYSE listing standards. No member of the Committee, at any time, has been employed by the Company, or been a participant in a related party transaction with the Company.
There were no Compensation Committee interlocks or insider (employee) participation during 2008.
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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table below provides the number of shares of our common stock beneficially owned as of March 13, 2009 by each director, by each executive officer named in the Summary Compensation Table, as well as the number of shares beneficially owned by all of the directors and executive officers as a group. The table shows shares held in the qualified 401(k) Retirement Savings Plan, deferred stock units credited under the Deferred Compensation Plan, and total shares beneficially owned by each individual, including the shares in the respective plans. There have been no shares of our common stock pledged as security by a director, executive officer, or all directors and executive officers as a group. The table also provides information for each other person known to us to beneficially own five percent or more of our common stock.
Beneficial Ownership as of March 13, 2009

	Qualified 401(k)	Deferred	Total Shares
Name of Beneficial Owner	Retirement Savings Plan	Compensation Plan[1]	Owned Beneficially[2,3]	Percent of Class
Ralph J. Adkins	—	—	58,227	*
Eugene H. Bayard	—	—	10,155	*
Richard Bernstein	—	—	37,495	*
Thomas J. Bresnan	—	1,731	5,481	*
Beth W. Cooper	5,049	2,420	10,905	*
Thomas P. Hill, Jr.	—	—	3,980	*
J. Peter Martin	—	—	9,550	*
Michael P. McMasters	9,282	24,544	40,235	*
Joseph E. Moore	—	1,313	8,737	*
Calvert A. Morgan, Jr.	—	—	10,600	*
Dianna F. Morgan	—	—	418	*
John R. Schimkaitis	14,979	25,687	83,163	1.22%
Stephen C. Thompson	10,380	—	25,761	*
S. Robert Zola	2,164	7,131	14,698	*

Executive Officers and Directors as a Group	41,854	62,826	319,405	4.67%

* Less than one percent.

Name of Investment Advisor
Barclays Global Investors, N.A.[4] Barclays Global Fund Advisors	—	—	412,996	6.06%
400 Howard Street San Francisco, CA 94105

[1]	The Deferred Compensation Plan enables non-employee directors to defer all or a portion of their meeting fees and annual retainers on a pre-tax basis. The named executive officers can also defer cash incentives and equity incentives on a pre-tax basis under this Plan. See the descriptions of this Plan on pages 11 and 27.

[2]	Unless otherwise indicated in a footnote, each director or executive officer possesses sole voting and sole investment power with respect to his or her shares shown in the table. No director or executive officer owns more than 1.22 percent of the outstanding common stock of the Company. All directors and executive officers as a group own 4.67 percent of the Company’s outstanding shares.

[3]	Voting rights are shared with spouses in certain accounts for Thomas J. Bresnan (1,500 shares), Beth W. Cooper (901 shares) and Calvert A. Morgan, Jr. (5,900 shares). Independent accounts are held by the spouses of Ralph J. Adkins (3,034 shares), Thomas P. Hill, Jr. (2,000 shares) and Michael P. McMasters (29 shares).

[4]	According to their report on Schedule 13G, as of December 31, 2008, Barclays Global Investors, N.A. and Barclays Global Fund Advisors (collectively “Barclays”) were deemed to beneficially own 412,996 shares, or 6.06 percent, of our common stock. Under the ownership reporting rules of the Securities Exchange Act of 1934, an entity is deemed to beneficially own shares if it has the power to vote or dispose of the shares even if it has no economic interest in the shares. According to the Schedule 13G, Barclays had sole power to vote 406,250 shares, no power to vote 6,746 shares, and sole power to dispose of 412,996 shares. Barclays’ Schedule 13G, as filed with the Securities and Exchange Commission, certified that it acquired the shares of our common stock in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

EQUITY COMPENSATION PLAN INFORMATION
Equity Compensation Plans. The following table sets forth the remaining number of shares authorized for issuance under the equity compensation plans of the Company as of December 31, 2008 which were approved by the stockholders:

Number of Securities Remaining
Equity Compensation Plans	Available for Future Issuance
Approved by Stockholders	under Equity Compensation Plans

2005 Performance Incentive Plan	371,293
2005 Directors Stock Compensation Plan	51,289
2005 Employee Stock Award Plan	24,050
Total	446,632
There are no equity plans that were not previously approved by the Company’s stockholders.
AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors hereby provides the following report with respect to the Company’s audited financial statements for the year ended December 31, 2008.
The Audit Committee has reviewed and discussed the Company’s audited financial statements with the management of the Company. The Audit Committee has discussed with Beard Miller Company LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Audit Committee has also received the written disclosures and the letter from Beard Miller Company LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of Beard Miller Company LLP, and has discussed with Beard Miller Company LLP its independence. Based on this review and these discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in our Summary Annual Report, as well as our Annual Report on Form 10-K for the year ended December 31, 2008.
The information contained in this Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.
THE AUDIT COMMITTEE
Thomas J. Bresnan (Chairman)
Ralph J. Adkins
Thomas P. Hill, Jr.
J. Peter Martin
FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
On February 23, 2008, Beard Miller was appointed by the Audit Committee as the Company’s independent registered public accounting firm for the year ended December 31, 2008.
Audit Fees.  The aggregate fees billed to the Company and its subsidiaries by Beard Miller in 2008 and 2007 totaled $453,410 and $442,270, respectively.  These fees were all related to professional services rendered by Beard Miller in conjunction with the audit of our financial statements included in our Annual Report on Form 10-K; the reviews of the financial statements included in our Quarterly Reports on Form 10-Q; and the audits of internal control over financial reporting. In addition, PricewaterhouseCoopers LLP (“PwC”), our former independent auditors, performed professional services in conjunction with providing their consent to re-issue their audit opinion on our financial statements for the year ended December 31, 2006. The aggregate fees billed by PwC for this service were $35,618.

Beard Miller and PwC each performed services in conjunction with the accountants’ consents and comfort letters associated with the registration statement filed in December of 2008 to re-register the remaining authorized, but unissued, shares of common stock reserved under the Company’s Dividend Reinvestment and Direct Stock Purchase Plan. The fees related to these services were approximately $10,000 for Beard Miller and $14,288 for PwC. These fees are included in the aggregate amounts billed above. In addition, the Company engaged Beard Miller in 2008 to provide services in connection with a comment letter received from the Securities and Exchange Commission. The aggregate fees billed for this service were $10,514. These fees are included in the $453,410 total amount.
Audit-Related Fees.  The Company engaged Beard Miller in 2008 to perform an annual audit on our benefit plans. The audit covered the plan period of January 1, 2007 through December 31, 2007. The aggregate fees billed for this service, as well as fees related to a due diligence review and other services in connection with an unconsummated acquisition totaled $56,435. The Company did not engage Beard Miller or PwC to provide any audit-related services in 2007.
Tax Fees.  The Company did not engage Beard Miller to provide any tax services in 2008.  Although PwC was no longer the independent registered public accounting firm for the Company in 2008, the firm did provide tax compliance, tax advice and tax planning services and assisted in the preparation of the Company’s federal and state income tax returns.  The aggregate fees billed to the Company and its subsidiaries by PwC for tax compliance, tax advice and tax planning totaled $134,249 in 2008 and $46,025 in 2007.
All Other Fees.  The Company did not engage Beard Miller or PwC to provide any services in 2008 or 2007 other than those identified above.
Audit Committee’s Pre-Approval Policies and Procedures.  Under the policy adopted by the Audit Committee, all audit and non-audit services provided to the Company by its independent registered public accounting firm must be approved in advance by the Audit Committee.  The Audit Committee approved 100 percent of all audit and non-audit services provided to the Company. The Audit Committee has delegated to the Chairman of the Audit Committee (and may delegate authority to any other member of the Audit Committee) authority to pre-approve up to $40,000 in audit and non-audit services, which authority may be exercised when the Audit Committee is not in session.  Any approvals granted pursuant to delegated authority must be reported to the Audit Committee at the next regularly scheduled meeting.
SUBMISSION OF STOCKHOLDER PROPOSALS
In order to be considered for inclusion in our Proxy Statement for the Annual Meeting to be held in 2010, stockholder proposals must be submitted in writing and received at our principal executive offices on or before November 30, 2009. Written proposals should be directed to the following: Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904.
Under the Company’s Bylaws, as amended on December 11, 2008, a stockholder wishing to bring an item of business before an annual meeting of stockholders must provide timely notice in writing to the Corporate Secretary of the Company. To be timely, the stockholder’s notice must be received by the Company at its principal executive offices not earlier than the close of business on the 90th day and not later than the close of business on the 60th day prior to the first anniversary of the preceding year’s annual meeting. The Company’s Bylaws also provide for certain requirements in the event our annual meeting is more than 30 days before or more than 60 days after such anniversary date. A stockholder’s notice to the Corporate Secretary must contain the information set forth in the Company’s Bylaws. This information includes, but is not limited to, a description of the business to be brought before the meeting, Ownership and Rights Information (as defined in the Bylaws), and any other information that would be required to be made in connection with the solicitation of proxies. The stockholder is also required to include a representation as to the accuracy of the information that is being provided. With respect to stockholder proposals for director nominees, please see the additional requirements set forth under NOMINATION OF DIRECTORS on page 6 herein.

HOUSEHOLDING RULES
Under these SEC rules, brokers and banks that hold stock for the account of their customers are permitted to deliver single copies of proxy statements and annual reports to two or more stockholders that share the same address, if the stockholders at the address have the same last name or the broker or bank reasonably believes that the stockholders are members of the same family. If a stockholder who holds shares through a broker or bank, received from the broker or bank, a notice stating that the broker or bank intends to send only one copy of such material to the stockholder’s household, and none of the members of the household objected, they are deemed to have consented to this arrangement. A stockholder who, in accordance with these rules, received only a single copy of this Proxy Statement or the 2008 Annual Report and would like to receive a separate copy of these materials, or separate copies of future proxy statements and annual reports, should submit a written or oral request to the Corporate Secretary, Chesapeake Utilities Corporation, 909 Silver Lake Boulevard, Dover, Delaware 19904 or (888) 742-5275.
Stockholders sharing the same address who hold shares through a broker or bank and who are receiving multiple copies of our proxy statements and annual reports may request a single copy by contacting their broker or bank.
ANNUAL REPORT TO SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K
THE COMPANY FILED ITS ANNUAL REPORT ON FORM 10-K FOR OUR FISCAL YEAR ENDED DECMEBER 31, 2008 (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO) WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a -1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. WE WILL PROVIDE YOU WITH A COPY OF THIS DOCUMENT, FREE OF CHARGE, UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, CHESAPEAKE UTILITIES CORPORATION, 909 SILVER LAKE BOULEVARD, DOVER, DELAWARE 19904.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each of the Company’s directors and executive officers, and any beneficial owner of more than 10 percent of our common stock, to file reports with the SEC. These include initial reports and reports of changes in the individual’s beneficial ownership of the Company’s common stock. Such persons are also required by SEC regulations to furnish the Company with copies of such reports. To our knowledge, based solely on the review of such reports furnished to the Company and on the written representations made by such persons that no other reports were required, the Company believes that during the year ended December 31, 2008 all directors and executive officers filed on a timely basis the reports required by Section 16(a). We are not aware of any person or entity that beneficially owns more than ten percent of the Company’s common stock.
OTHER MATTERS
The Board of Directors is not aware of any other matter to be presented at the Annual Meeting. In accordance with our Bylaws, other business may be properly brought before the meeting or at any adjournment meeting. The individuals that have been designated as Proxies will vote pursuant to their discretion on any matter that is properly brought before the meeting.
By Order of the Board of Directors,

/s/ Beth W. Cooper
Beth W. Cooper
Corporate Secretary

Appendix A
CORPORATE GOVERNANCE GUIDELINES ON DIRECTOR INDEPENDENCE
Adopted November 11, 2008
It is the policy of the Board of Directors that a majority of directors be “independent” as that term is defined by the Listing Standards of the New York Stock Exchange (“NYSE”). In order to qualify as “independent” under the NYSE Listing Standards:
(i)	the Board of Directors must affirmatively determine that a director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the listed company), other than being a director of the Company; and

(ii)	neither the director, nor any member of the director’s immediate family (as defined below), may have any of the disqualifying relationships set forth in Section 303A.02(b) of the NYSE Listed Company Manual.
In accordance with the NYSE Listing Standards, material relationships can include, but are not limited to, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. Where a director has such a relationship, or the company employing the director has such a relationship, with Chesapeake or any of its subsidiaries, the Board of Directors has adopted for purposes of the application of clause (i) above the following categorical standards to determine whether the director’s relationship with the listed company is “material”:
•	Commercial Relationships. A director of Chesapeake who is associated with another company that has a commercial relationship with Chesapeake or any of its subsidiaries will not be deemed to have a material relationship with Chesapeake unless:
(i)	the director is an executive officer of the other company or the director, alone or in combination with members of the director’s immediate family, owns in excess of a 10% equity interest in the other company; and

(ii)	either:
a.	total sales to (other than sales in the ordinary course of business at published rates), or purchases from, the other company by Chesapeake and its subsidiaries in any of the other company’s last three fiscal years exceeded (i) 3% of such other company’s consolidated revenues, if the other company’s consolidated revenues were less than $20 million, or (ii) the greater of (x) $600,000 and (y) 2% of the other company’s consolidated revenues, if the entity’s consolidated revenues were equal to or greater than $20 million; or

b.	any of the commercial transactions between the other company and Chesapeake or any of its subsidiaries within the preceding three fiscal years were not entered into on an arm’s length basis.
•	Banking Relationships. A director of Chesapeake who is associated with a bank or other financial institution that provides loans or other financial services to Chesapeake or any of its subsidiaries will not be deemed to have a material relationship with Chesapeake unless:
(i)	the director is an executive officer of the bank or other financial institution or the director, alone or in combination with members of the director’s immediate family, owns in excess of a 10% equity interest in the bank or other financial institution; and

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(ii)	either:
a.	the average outstanding balance on loans from the bank or other financial institution to Chesapeake and its subsidiaries in any of the bank’s or other financial institution’s last three fiscal years exceeded 3% of the outstanding loans of the bank or other financial institution as of the end of that fiscal year; or

b.	total payments by Chesapeake and its subsidiaries to the bank or other financial institution for services in any of the bank’s or other financial institution’s last three fiscal years exceeded (i) 3% of the bank’s or other financial institution’s consolidated revenues, if its consolidated revenues were less than $20 million, or (ii) the greater of (x) $600,000 and (y) 2% of the bank’s or other financial institution’s consolidated revenues, if its consolidated revenues were equal to or greater than $20 million.
•	Legal Relationships. A director of Chesapeake who is an attorney will not be deemed independent if, in any of Chesapeake’s preceding three fiscal years, Chesapeake and its subsidiaries made aggregate payments for legal services to that attorney, or to any law firm of which that attorney was a partner or of counsel, in excess of $120,000.

•	Charitable Relationship. If a director of Chesapeake or a member of the director’s immediate family is a director, officer, trustee or employee of a foundation, college or university or other not-for-profit organization, the director will not be deemed independent if, in any of Chesapeake’s preceding three fiscal years, Chesapeake and its subsidiaries made aggregate charitable contributions to that entity in excess of the lesser of (i) $25,000 and (ii) 2% of such entity’s total receipts, unless the contribution was approved in advance by the Board of Directors, but in no event will the director be deemed independent if the aggregate charitable contributions to that entity by Chesapeake’s and its subsidiaries in any of the three preceding fiscal years exceeded $50,000.
For purposes of these Guidelines, the terms:
“Immediate family member” means spouse, parent, stepparent, child, stepchild, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or employee) sharing the household of any director, or nominee for director. This excludes any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

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NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Daylight Time, on May 6, 2009. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Company Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposal 2. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 — Dianna F. Morgan 02 — Calvert A. Morgan, Jr. 03 — Eugene H. Bayard 04 — Thomas P. Hill, Jr. For Against Abstain 2. Ratification of the selection of Beard Miller Company LLP as the Company’s independent registered public accounting firm. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Meeting and at any adjourned meeting. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN4 1 A V 0 2 1 1 9 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 010Y4B

Dear Stockholder: March 27, 2009 You are cordially invited to attend the Annual Meeting of Stockholders of Chesapeake Utilities Corporation to be held at 9:00 a.m. on May 6, 2009, in the Board Room, PNC Bank, Delaware, 222 Delaware Avenue, Wilmington, Delaware. Your Board of Directors looks forward to greeting personally those stockholders able to attend. The Corporate Secretary’s formal Notice of Annual Meeting of Stockholders and the Proxy Statement appear on the enclosed pages and describe the matters that will be submitted to a vote of stockholders at the meeting. Whether or not you plan to attend, it is important that your shares be represented at the meeting. Accordingly, you are requested to promptly sign, date and mail the attached proxy in the envelope provided. Thank you for your consideration and continued support. Sincerely, RALPH J. ADKINS Chairman of the Board 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — Chesapeake Utilities Corporation 909 SILVER LAKE BOULEVARD DOVER, DELAWARE 19904 SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 6, 2009 IN THE BOARD ROOM PNC BANK, DELAWARE 222 DELAWARE AVENUE WILMINGTON, DELAWARE 19899 The undersigned stockholder hereby appoints Ralph J. Adkins and John R. Schimkaitis and each one of them, with power of substitution and revocation, the proxies of the undersigned to vote all shares in the name of the undersigned on all matters set forth in the proxy statement and such other matters as may properly come before the Annual Meeting and at any adjourned meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2. The Board of Directors recommends a vote FOR Proposals 1 and 2. PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE